                                                                   EXHIBIT 99.2

--------------------------
           Marathon Group
--------------------------


           Index to Financial Statements, Supplementary Data,
           Management's Discussion and Analysis and Quantitative and Qualitative Disclosures About Market Risk


                                                                           Page
                                                                           ----
           Management's Report...........................................  M-1

           Audited Financial Statements:

             Report of Independent Accountants...........................  M-1

             Statement of Operations.....................................  M-2

             Balance Sheet...............................................  M-3

             Statement of Cash Flows.....................................  M-4

             Notes to Financial Statements...............................  M-5

            Selected Quarterly Financial Data............................  M-21

            Principal Unconsolidated Affiliates..........................  M-21

            Supplementary Information....................................  M-21

            Five-Year Operating Summary..................................  M-22

            Five-Year Financial Summary..................................  M-24

            Management's Discussion and Analysis.........................  M-25

            Quantitative and Qualitative Disclosures About Market Risks..  M-35

             Management's Report

             The accompanying financial statements of the Marathon Group are the responsibility of and have been prepared by USX Corporation
             (USX) in conformity with generally accepted accounting principles. They necessarily include some amounts that are based on best judgments and estimates. The Marathon Group financial information displayed in other sections of this report is consistent with these financial statements.

                USX seeks to assure the objectivity and integrity of its
             financial records by careful selection of its managers, by organizational arrangements that provide an appropriate division of responsibility and by communications programs aimed at assuring that its policies and methods are understood throughout the organization.

                USX has a comprehensive formalized system of internal
             accounting controls designed to provide reasonable assurance that assets are safeguarded and that financial records are reliable. Appropriate management monitors the system for compliance, and the internal auditors independently measure its effectiveness and recommend possible improvements thereto. In addition, as part of their audit of the financial statements, USX's independent accountants, who are elected by the stockholders, review and test the internal accounting controls selectively to establish a basis of reliance thereon in determining the nature, extent and timing of audit tests to be applied.

                The Board of Directors pursues its oversight role in the
             area of financial reporting and internal accounting control through its Audit Committee. This Committee, composed solely of nonmanagement directors, regularly meets (jointly and separately) with the independent accountants, management and internal auditors to monitor the proper discharge by each of its responsibilities relative to internal accounting controls and the consolidated and group financial statements.

             Thomas J. Usher                 Robert M. Hernandez        Kenneth L. Matheny
             Chairman, Board of Directors    Vice Chairman              Vice President
             & Chief Executive Officer       & Chief Financial Officer  & Comptroller

             Report of Independent Accountants

             To the Stockholders of USX Corporation:

             In our opinion, the accompanying financial statements appearing on pages M-2 through M-20 present fairly, in all material respects, the financial position of the Marathon Group at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of USX's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                As discussed in Note 7, page M-9, in 1995 USX adopted a new accounting standard for the impairment of long-lived assets.

                The Marathon Group is a business unit of USX Corporation (as described in Note 1, page M-5); accordingly, the financial statements of the Marathon Group should be read in connection with the consolidated financial statements of USX Corporation.



             Price Waterhouse LLP
             600 Grant Street, Pittsburgh, Pennsylvania 15219-2794 February 10, 1998

             Statement of Operations

             (Dollars in millions)                                          1997        1996      1995
             -------------------------------------------------------------------------------------------
             REVENUES:
              Sales (Note 5)                                              $15,668     $16,297   $13,871
              Dividend and affiliate income                                    36          33        23
              Gain on disposal of assets                                       37          55         8
              Other income                                                     13           9        11
                                                                          --------    --------  --------
                 Total revenues                                            15,754      16,394    13,913
                                                                          --------    --------  --------
             COSTS AND EXPENSES:
              Cost of sales (excludes items shown below)                   10,392      11,188     9,011
              Selling, general and administrative expenses                    355         309       297
              Depreciation, depletion and amortization                        664         693       817
              Taxes other than income taxes                                 2,938       2,971     2,903
              Exploration expenses                                            189         146       149
              Inventory market valuation charges (credits) (Note 20)          284        (209)      (70)
              Impairment of long-lived assets (Note 7)                        --          --        659
                                                                          --------    --------  --------
                 Total costs and expenses                                  14,822      15,098    13,766
                                                                          --------    --------  --------
             INCOME FROM OPERATIONS                                           932       1,296       147
             Net interest and other financial costs (Note 6)                  260         305       337
                                                                          --------    --------  --------
             INCOME (LOSS) BEFORE INCOME TAXES AND EXTRAORDINARY LOSS         672         991      (190)
             Provision (credit) for estimated income taxes (Note 18)          216         320      (107)
                                                                          --------    --------  --------
             INCOME (LOSS) BEFORE EXTRAORDINARY LOSS                          456         671       (83)
             Extraordinary loss (Note 8)                                      --            7         5
                                                                          --------    --------  --------
             NET INCOME (LOSS)                                                456         664       (88)
             Dividends on preferred stock                                     --          --          4
                                                                          --------    --------  --------
             NET INCOME (LOSS) APPLICABLE TO MARATHON STOCK               $   456     $   664   $   (92)
             -------------------------------------------------------------------------------------------

             Income Per Common Share Applicable to Marathon Stock

                                                                             1997        1996      1995
             -------------------------------------------------------------------------------------------
             BASIC:
              Income (loss) before extraordinary loss                     $  1.59     $  2.33   $  (.31)
              Extraordinary loss                                              -          (.02)     (.02)
                                                                          -------     --------  --------
              Net income (loss)                                           $  1.59     $  2.31   $  (.33)
             DILUTED:
              Income (loss) before extraordinary loss                     $  1.58     $  2.31   $  (.31)
              Extraordinary loss                                              -          (.02)     (.02)
                                                                          -------     --------  --------
              Net income (loss)                                           $  1.58     $  2.29   $  (.33)
              ------------------------------------------------------------------------------------------

             See Note 24, for a description and computation of income per common share.
             The accompanying notes are an integral part of these financial statements.

             Balance Sheet

             (Dollars in millions)                                 December 31          1997         1996
             -----------------------------------------------------------------------------------------------
             ASSETS
             Current assets:
              Cash and cash equivalents                                              $    36      $    32
              Receivables, less allowance for doubtful accounts
               of $2 and $2 (Note 23)                                                    856          613
              Inventories (Note 20)                                                      980        1,282
              Other current assets                                                       146          119
                                                                                     -------      -------
                 Total current assets                                                  2,018        2,046

             Investments and long-term receivables (Note 19)                             455          311
             Property, plant and equipment - net (Note 17)                             7,566        7,298
             Prepaid pensions (Note 15)                                                  290          280
             Other noncurrent assets                                                     236          216
                                                                                     -------      -------
                 Total assets                                                        $10,565      $10,151
             --------------------------------------------------------------------------------------------
             LIABILITIES
             Current liabilities:
              Notes payable                                                          $   108      $    59
              Accounts payable                                                         1,348        1,385
              Payroll and benefits payable                                               142          106
              Accrued taxes                                                              102           98
              Deferred income taxes (Note 18)                                             61          155
              Accrued interest                                                            84           75
              Long-term debt due within one year (Note 11)                               417          264
                                                                                     -------      -------
                 Total current liabilities                                             2,262        2,142
             Long-term debt (Note 11)                                                  2,476        2,642
             Long-term deferred income taxes (Note 18)                                 1,318        1,178
             Employee benefits (Note 16)                                                 375          356
             Deferred credits and other liabilities                                      332          311

             Preferred stock of subsidiary (Note 9)                                      184          182

             STOCKHOLDERS' EQUITY (Note 22)                                            3,618        3,340
                                                                                     -------      -------
                 Total liabilities and stockholders' equity                          $10,565      $10,151
             --------------------------------------------------------------------------------------------

             The accompanying notes are an integral part of these financial statements.

Statement of Cash Flows

(Dollars in millions)                                              1997         1996         1995
-------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

OPERATING ACTIVITIES:
Net income (loss)                                               $   456       $  664       $  (88)
Adjustments to reconcile to net cash provided
 from operating activities:
  Extraordinary loss                                                 -             7            5
  Depreciation, depletion and amortization                          664          693          817
  Exploratory dry well costs                                         78           54           64
  Inventory market valuation charges (credits)                      284         (209)         (70)
  Pensions                                                           (4)          (3)         (16)
  Postretirement benefits other than pensions                        10           15           12
  Deferred income taxes                                              30          104         (204)
  Gain on disposal of assets                                        (37)         (55)          (8)
  Payment of amortized discount on zero coupon debentures           (13)          -           (96)
  Impairment of long-lived assets                                    -            -           659
  Changes in: Current receivables - sold                           (340)          -             8
                                  - operating turnover               97         (119)        (120)
     Inventories                                                     18           72           55
     Current accounts payable and accrued expenses                   11          211          (27)
  All other - net                                                    (8)          69           53
                                                                -------       ------       ------
    Net cash provided from operating activities                   1,246        1,503        1,044
                                                                -------       ------       ------
INVESTING ACTIVITIES:
Capital expenditures                                             (1,038)        (751)        (642)
Disposal of assets                                                   60          282           77
Elimination of Retained Interest in Delhi Group                      -            -            58
Withdrawal (deposit) - property exchange trusts                      98          (98)         -
Investments in equity affiliates                                   (233)         (13)          (4)
                                                                -------       ------       ------
    Net cash used in investing activities                        (1,113)        (580)        (511)
                                                                -------       ------       ------
FINANCING ACTIVITIES (Note 4):
Increase (decrease) in Marathon Group's portion of
 USX consolidated debt                                               97         (769)        (204)
Specifically attributed debt - repayments                           (39)          (1)          (2)
Preferred stock redeemed                                             -            -           (78)
Marathon Stock repurchased                                           -            -            (1)
Marathon Stock issued                                                34            2          -
Dividends paid                                                     (219)        (201)        (199)
                                                                -------       ------       ------
    Net cash used in financing activities                          (127)        (969)        (484)
                                                                -------       ------       ------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                              (2)           1          -
                                                                -------       ------       ------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                  4          (45)          49

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                       32           77           28
                                                                -------       ------       ------
CASH AND CASH EQUIVALENTS AT END OF YEAR                        $    36       $   32       $   77
--------------------------------------------------------------------------------------------------

See Note 12, for supplemental cash flow information.
The accompanying notes are an integral part of these financial statements.

             Notes to Financial Statements

1. BASIS OF PRESENTATION

             After the redemption of the USX - Delhi Group stock on January
             26, 1998, USX Corporation (USX) has two classes of common stock:
             USX - Marathon Group Common Stock (Marathon Stock) and USX - U. S. Steel Group Common Stock (Steel Stock), which are intended to reflect the performance of the Marathon Group and the U. S. Steel Group, respectively.

                The financial statements of the Marathon Group include the financial position, results of operations and cash flows for the businesses of Marathon Oil Company and certain other subsidiaries of USX, and a portion of the corporate assets and liabilities and related transactions which are not separately identified with ongoing operating units of USX. The Marathon Group is involved in worldwide exploration, production, transportation and marketing of crude oil and natural gas; domestic refining, marketing and transportation of petroleum products; and power generation. The Marathon Group financial statements are prepared using the amounts included in the USX consolidated financial statements.

                Although the financial statements of the Marathon Group and the
             U. S. Steel Group separately report the assets, liabilities (including contingent liabilities) and stockholders' equity of USX attributed to each such group, such attribution of assets, liabilities (including contingent liabilities) and stockholders' equity among the Marathon Group and the U. S. Steel Group for the purpose of preparing their respective financial statements does not affect legal title to such assets or responsibility for such liabilities. Holders of Marathon Stock and Steel Stock are holders of common stock of USX and continue to be subject to all the risks associated with an investment in USX and all of its businesses and liabilities. Financial impacts arising from one Group that affect the overall cost of USX's capital could affect the results of operations and financial condition of the other Group. In addition, net losses of either Group, as well as dividends and distributions on any class of USX Common Stock or series of preferred stock and repurchases of any class of USX Common Stock or series of preferred stock at prices in excess of par or stated value, will reduce the funds of USX legally available for payment of dividends on both classes of Common Stock. Accordingly, the USX consolidated financial information should be read in connection with the Marathon Group financial information.

--------------------------------------------------------------------------------
2. SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

             PRINCIPLES APPLIED IN CONSOLIDATION - These financial statements include the accounts of the businesses comprising the Marathon Group. The Marathon Group and the U. S. Steel Group financial statements, taken together, comprise all of the accounts included in the USX consolidated financial statements.

                Investments in unincorporated oil and gas joint ventures,
             undivided interest pipelines and jointly-owned gas processing plants are consolidated on a pro rata basis.

                Investments in other entities over which the Marathon Group has significant influence are accounted for using the equity method of accounting and are carried at the Marathon Group's share of net assets plus advances. The proportionate share of income from these equity method investments is included in revenues.

                Investments in other companies whose stock is publicly traded are carried at market value. The difference between the cost of these investments and market value is recorded as a direct adjustment to stockholders' equity (net of tax). Investments in companies whose stock has no readily determinable fair value are carried at cost. Dividends from these investments are recognized in revenues.

                Gains or losses from a change in ownership interest of a
             consolidated subsidiary or an unconsolidated affiliate are recognized in revenues in the period of change.

                The proportionate share of income represented by the Retained
             Interest (Note 4) in the Delhi Group prior to June 15, 1995, is included in revenues. In November 1997, USX sold its stock in Delhi Gas Pipeline Corporation and other subsidiaries of USX that comprise all of the Delhi Group (Delhi Companies).

             USE OF ESTIMATES - Generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at year-end and the reported amounts of revenues and expenses during the year.

             CASH AND CASH EQUIVALENTS - Cash and cash equivalents include cash on hand and on deposit and highly liquid debt instruments with maturities generally of three months or less.

             INVENTORIES - Inventories are carried at lower of cost or market. Cost of inventories is determined primarily under the last-in, first-out (LIFO) method.

             DERIVATIVE INSTRUMENTS - The Marathon Group engages in commodity and currency risk management activities within the normal course of its business as an end-user of derivative instruments (Note 25). Management is authorized to manage exposure to price fluctuations related to the purchase, production or sale of crude oil, natural gas, refined products and electricity through the use of a variety of derivative financial and nonfinancial instruments. Derivative financial instruments require settlement in cash and include such instruments as over-the-counter (OTC) commodity swap agreements and OTC commodity options. Derivative nonfinancial instruments require or permit settlement by delivery of commodities and include exchange-traded commodity futures contracts and options. At times, derivative positions are closed, prior to maturity, simultaneous with the underlying physical transaction and the effects are recognized in income accordingly. The Marathon Group's practice does not permit derivative positions to remain open if the underlying physical market risk has been removed. Derivative instruments relating to fixed price sales of equity production are marked-to-market in the current period and the related income effects are included within income from operations. All other changes in the market value of derivative instruments are deferred, including both closed and open positions, and are subsequently recognized in income, as sales or cost of sales, in the same period as the underlying transaction. Premiums on all commodity-based option contracts are initially recorded based on the amount paid or received; the options' market value is subsequently recorded as a receivable or payable, as appropriate. The margin receivable accounts required for open commodity contracts reflect changes in the market prices of the underlying commodity and are settled on a daily basis.

                Forward currency contracts are used to manage currency risks related to anticipated revenues and operating costs, firm commitments for capital expenditures and existing assets or liabilities denominated in a foreign currency. Gains or losses related to firm commitments are deferred and included with the underlying transaction; all other gains or losses are recognized in income in the current period as sales, cost of sales, interest income or expense, or other income, as appropriate. Net contract values are included in receivables or payables, as appropriate.

                Recorded deferred gains or losses are reflected within other noncurrent assets or deferred credits and other liabilities. Cash flows from the use of derivative instruments are reported in the same category as the hedged item in the statement of cash flows.

             EXPLORATION AND DEVELOPMENT - The Marathon Group follows the successful efforts method of accounting for oil and gas exploration and development.

             GAS BALANCING - The Marathon Group follows the sales method of accounting for gas production imbalances.

             LONG-LIVED ASSETS - Depreciation and depletion of oil and gas producing properties are computed using predetermined rates based upon estimated proved oil and gas reserves applied on a units-of-production method. Other items of property, plant and equipment are depreciated principally by the straight-line method.

                When an entire property, major facility or facilities
             depreciated on an individual basis are sold or otherwise disposed of, any gain or loss is reflected in income. Proceeds from disposal of other facilities depreciated on a group basis are credited to the depreciation reserve with no immediate effect on income.

                The Marathon Group evaluates impairment of its oil and gas assets primarily on a field-by-field basis. Other assets are evaluated on an individual asset basis or by logical groupings of assets. Assets deemed to be impaired are written down to their fair value, including any related goodwill, using discounted future cash flows and, if available, comparable market values.

             ENVIRONMENTAL LIABILITIES - The Marathon Group provides for remediation costs and penalties when the responsibility to remediate is probable and the amount of associated costs is reasonably determinable. Generally, the timing of remediation accruals coincides with completion of a feasibility study or the commitment to a formal plan of action. Remediation liabilities are accrued based on estimates of known environmental exposure and could be discounted in certain instances. If recoveries of remediation costs from third parties are probable, a receivable is recorded. Estimated abandonment and dismantlement costs of offshore production platforms are accrued based upon estimated proved oil and gas reserves on a units-of-production method.

             INSURANCE - The Marathon Group is insured for catastrophic casualty and certain property and business interruption exposures, as well as those risks required to be insured by law or contract. Costs resulting from noninsured losses are charged against income upon occurrence.

             RECLASSIFICATIONS - Certain reclassifications of prior years' data have been made to conform to 1997 classifications.

--------------------------------------------------------------------------------
3. NEW ACCOUNTING STANDARDS

             The following accounting standards were adopted by USX during 1997:

                Environmental remediation liabilities - Effective January 1, 1997, USX adopted American Institute of Certified Public Accountants Statement of Position No. 96-1, "Environmental Remediation Liabilities" (SOP 96-1), which provides additional interpretation of existing accounting standards related to recognition, measurement and disclosure of environmental remediation liabilities. As a result of adopting SOP 96-1, the Marathon Group identified additional environmental remediation liabilities of $11 million. Estimated receivables for recoverable costs related to adoption of SOP 96-1 were $4 million. The net unfavorable effect of adoption on the Marathon Group's income from operations at January 1, 1997, was $7 million.

                Earnings per share USX adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS No.
                128). This Statement establishes standards for computing and presenting earnings per share (EPS). SFAS No. 128 requires dual presentation of basic and diluted EPS. Basic EPS excludes dilution and is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if stock options or convertible securities were exercised or converted into common stock. The adoption of SFAS No. 128 did not materially change current and prior years' EPS of the Marathon Group.

--------------------------------------------------------------------------------
4. CORPORATE ACTIVITIES

             FINANCIAL ACTIVITIES - As a matter of policy, USX manages most financial activities on a centralized, consolidated basis. Such financial activities include the investment of surplus cash; the issuance, repayment and repurchase of short-term and long-term debt; the issuance, repurchase and redemption of preferred stock; and the issuance and repurchase of common stock. Transactions related primarily to invested cash, short-term and long-term debt (including convertible debt), related net interest and other financial costs, and preferred stock and related dividends are attributed to the Marathon Group, the U. S. Steel Group and, prior to November 1, 1997, the Delhi Group based upon the cash flows of each group for the periods presented and the initial capital structure of each group. Most financing transactions are attributed to and reflected in the financial statements of all groups. See
             Note 9, for the Marathon Group's portion of USX's financial activities attributed to all groups. However, transactions such as leases, certain collaterized financings, certain indexed debt instruments, financial activities of consolidated entities which are less than wholly owned by USX and transactions related to securities convertible solely into any one class of common stock are or will be specifically attributed to and reflected in their entirety in the financial statements of the group to which they relate.

             CORPORATE GENERAL AND ADMINISTRATIVE COSTS - Corporate general and administrative costs are allocated to the Marathon Group, the U. S. Steel Group and, prior to November 1, 1997, the Delhi Group based upon utilization or other methods management believes to be reasonable and which consider certain measures of business activities, such as employment, investments and sales. The costs allocated to the Marathon Group were $37 million in 1997 and $30 million in 1996 and 1995, and primarily consist of employment costs including pension effects, professional services, facilities and other related costs associated with corporate activities.

             COMMON STOCK TRANSACTIONS - The USX Board of Directors, prior to June 15, 1995, had designated 14,003,205 shares of USX - Delhi Group Common Stock (Delhi Stock) to represent 100% of the common stockholders' equity value of USX attributable to the Delhi Group. The Delhi Fraction was the percentage interest in the Delhi Group represented by the shares of Delhi Stock that were outstanding at any particular time and, based on 9,438,391 outstanding shares at June 14, 1995, was approximately 67%. The Marathon Group financial statements reflected a percentage interest in the Delhi Group of approximately 33% (Retained Interest) through June 14, 1995. The financial position, results of operations and cash flows of the Delhi Group were reflected in the financial statements of the Marathon Group only to the extent of the Retained Interest. The shares deemed to represent the Retained Interest were not outstanding shares of Delhi Stock and could not be voted by the Marathon Group. As additional shares of Delhi Stock deemed to represent the Retained Interest were sold, the Retained Interest decreased. When a dividend was paid in respect to the outstanding Delhi Stock, the Marathon Group financial statements were credited, and the Delhi Group financial statements were charged, with the aggregate transaction amount times the quotient of the Retained Interest divided by the Delhi Fraction.

                On June 15, 1995, USX eliminated the Marathon Group's Retained
             Interest in the Delhi Group (equivalent to 4,564,814 shares of Delhi Stock). This was accomplished through a reallocation of assets and a corresponding adjustment to debt and equity attributed to the Marathon and Delhi Groups. The reallocation was made at a price of $12.75 per equivalent share of Delhi Stock, or an aggregate of $58 million, resulting in a corresponding reduction of the Marathon Group debt.

             INCOME TAXES - All members of the USX affiliated group are included in the consolidated United States federal income tax return filed by USX. Accordingly, the provision for federal income taxes and the related payments or refunds of tax are determined on a consolidated basis. The consolidated provision and the related tax payments or refunds have been reflected in the Marathon Group, the U. S. Steel Group and, prior to November 1, 1997, the Delhi Group financial statements in accordance with USX's tax allocation policy. In general, such policy provides that the consolidated tax provision and related tax payments or refunds are allocated among the Marathon Group, the U. S. Steel Group and, prior to November 1, 1997, the Delhi Group, for group financial statement purposes, based principally upon the financial income, taxable income, credits, preferences and other amounts directly related to the respective groups.

                 For tax provision and settlement purposes, tax benefits
             resulting from attributes (principally net operating losses and various tax credits), which cannot be utilized by one of the groups on a separate return basis but which can be utilized on a consolidated basis in that year or in a carryback year, are allocated to the group that generated the attributes. To the extent that one of the groups is allocated a consolidated tax attribute which, as a result of expiration or otherwise, is not ultimately utilized on the consolidated tax return, the prior years' allocation of such attribute is adjusted such that the effect of the expiration is borne by the group that generated the attribute. Also, if a tax attribute cannot be utilized on a consolidated basis in the year generated or in a carryback year, the prior years' allocation of such consolidated tax effects is adjusted in a subsequent year to the extent necessary to allocate the tax benefits to the group that would have realized the tax benefits on a separate return basis. As a result, the allocated group amounts of taxes payable or refundable are not necessarily comparable to those that would have resulted if the groups had filed separate tax returns.

--------------------------------------------------------------------------------
5. REVENUES

             The items below are included in revenues and costs and expenses, with no effect on income.

             (In millions)                                                                            1997     1996     1995
             -----------------------------------------------------------------------------------------------------------------
             Consumer excise taxes on petroleum products and merchandise                            $2,736   $2,768   $2,708
             Matching crude oil and refined product
               buy/sell transactions settled in cash                                                 2,436    2,912    2,067
             -----------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
6. OTHER ITEMS

             (In millions)                                                                            1997     1996     1995
             -----------------------------------------------------------------------------------------------------------------
               NET INTEREST AND OTHER FINANCIAL COSTS
               INTEREST AND OTHER FINANCIAL INCOME/(a)/:
                 Interest income                                                                    $    7   $    4   $    9
                 Other                                                                                  (6)      (1)       3
                                                                                                    ------   ------   ------
                   Total                                                                                 1        3       12
                                                                                                    ------   ------   ------
               INTEREST AND OTHER FINANCIAL COSTS/(a)/:
                 Interest incurred                                                                     232      260      297
                 Less interest capitalized                                                              24        3        8
                                                                                                    ------   ------   ------
                   Net interest                                                                        208      257      289
                 Interest on tax issues                                                                  7        4       (5) /(b)/
                 Financial costs on preferred stock of subsidiary                                       16       16       16
                 Amortization of discounts                                                               4        7       21
                 Expenses on sales of accounts receivable (Note 23)                                     19       20       24
                 Other                                                                                   7        4        4
                                                                                                    ------   ------   ------
                   Total                                                                               261      308      349
                                                                                                    ------   ------   ------
               NET INTEREST AND OTHER FINANCIAL COSTS/(a)/                                          $  260   $  305   $  337
               -----------------------------------------------------------------------------------------------------------------

               /(a)/ See Note 4, for discussion of USX net interest and other financial costs attributable to the Marathon Group.

               /(b)/ Includes a $17 million benefit related to refundable federal income taxes paid in prior years.
               ----------------------------------------------------------------
               FOREIGN CURRENCY TRANSACTIONS

               For 1997, 1996 and 1995, the aggregate foreign currency transaction gains (losses) included in determining net income were $4 million, $(24) million and $3 million, respectively.

-------------------------------------------------------------------------------
7. IMPAIRMENT OF LONG-LIVED ASSETS

             In 1995, USX adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS No. 121). SFAS No. 121 requires that long-lived assets, including related goodwill, be reviewed for impairment and written down to fair value whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

                 Adoption of SFAS No. 121 resulted in an impairment charge
             included in 1995 costs and expenses of $659 million. The impaired assets primarily included certain domestic and international oil and gas properties, an idled refinery and related goodwill.

                 The Marathon Group assessed impairment of its oil and gas
             properties based primarily on a field-by-field approach. The predominant method used to determine fair value was a discounted cash flow approach and where available, comparable market values were used. The impairment provision reduced capitalized costs of oil and gas properties by $533 million.

                 In addition, the Indianapolis, Indiana refinery, which
             was temporarily idled in October 1993, was impaired by $126 million, including related goodwill. The impairment was based on a discounted cash flow approach and comparable market values.

-------------------------------------------------------------------------------
8. EXTRAORDINARY LOSS

             On December 30, 1996, USX irrevocably called for redemption on January 30, 1997, $120 million of debt, resulting in a 1996 extraordinary loss to the Marathon Group of $7 million, net of a $4 million income tax benefit. In 1995, USX extinguished $553 million of debt prior to maturity, which resulted in an extraordinary loss to the Marathon Group of $5 million, net of a $3 million income tax benefit.

-------------------------------------------------------------------------------
9. FINANCIAL ACTIVITIES ATTRIBUTED TO GROUPS

             The following is the portion of USX financial activities attributed to the Marathon Group. These amounts exclude debt amounts specifically attributed to the Marathon Group.

                                                                                   Marathon Group          Consolidated USX/(a)/
                                                                               -----------------------   -----------------------
             (In millions)                              December 31                1997        1996            1997       1996
             -------------------------------------------------------------------------------------------------------------------

             Cash and cash equivalents                                           $    5      $    6         $    6      $    8
             Receivables/(b)/                                                         9          -              10          -
             Long-term receivables/(b)/                                               -          12             -           16
             Other noncurrent assets/(b)/                                             7           5              8           8
                                                                                 ------      ------         ------  ----------
                 Total assets                                                    $   21      $   23         $   24      $   32
             -----------------------------------------------------------------------------------------------------------------
             Notes payable                                                       $  108      $   58         $  121      $   80
             Accounts payable                                                         1           2              1           2
             Accrued interest                                                        79          71             89          98
             Long-term debt due within one year (Note 11)                           416         224            466         309
             Long-term debt (Note 11)                                             2,452       2,618          2,704       3,615
             Preferred stock of subsidiary                                          184         182            250         250
                                                                                 ------      ------         ------  ----------
                 Total liabilities                                               $3,240      $3,155  $       3,631      $4,354
             -----------------------------------------------------------------------------------------------------------------

                                                                      Marathon Group/(c)/          Consolidated USX
                                                                    -----------------------     ----------------------
             (In millions)                                           1997      1996    1995      1997    1996    1995
            ----------------------------------------------------------------------------------------------------------
             Net interest and other financial
               costs (Note 6)                                       $ 246    $  277   $ 329     $ 309  $  376   $ 439
            ----------------------------------------------------------------------------------------------------------

            /(a)/ For details of USX long-term debt and preferred stock of subsidiary, see Notes 16 and 25, respectively, to the USX consolidated financial statements.
            /(b)/ Primarily reflects forward currency contracts used to manage currency risks related to USX debt and interest denominated in a foreign currency.
            /(c)/ The Marathon Group's net interest and other financial costs reflect weighted average effects of all financial activities attributed to all groups.

-------------------------------------------------------------------------------
10. LEASES

             Future minimum commitments for capital leases and for operating leases having remaining noncancelable lease terms in excess of one year are as follows:

                                                               Capital    Operating
             (In millions)                                     Leases       Leases
             -----------------------------------------------------------------------

              1998                                            $  2        $ 106
              1999                                               2           80
              2000                                               2          157
              2001                                               2           57
              2002                                               2           55
              Later years                                       27          140
              Sublease rentals                                  -           (29)
                                                              -----   ---------
               Total minimum lease payments                     37        $ 566
                                                                      =========
              Less imputed interest costs                       13
                                                              -----
               Present value of net minimum lease payments
                included in long-term debt                    $ 24
         ---------------------------------------------------------------------------------------

               Operating lease rental expense:

             (In millions)                                1997         1996        1995
          ---------------------------------------------------------------------------------------
          Minimum rental                                 $ 102        $  96       $  97
          Contingent rental                                 10           10          10
          Sublease rentals                                  (7)          (6)         (5)
                                                          -----        -----   ---------
             Net rental expense                          $ 105        $ 100       $ 102
          ---------------------------------------------------------------------------------------

                 The Marathon Group leases a wide variety of facilities and equipment under operating leases, including land and building space, office equipment, production facilities and transportation equipment. Most long-term leases include renewal options and, in certain leases, purchase options. In the event of a change in control of USX, as defined in the agreements, or certain other circumstances, operating lease obligations totaling $109 million may be declared immediately due and payable.

--------------------------------------------------------------------------------
11. LONG-TERM DEBT

                 The Marathon Group's portion of USX's consolidated long-term debt is as follows:

                                                                     Marathon Group        Consolidated USX/(a)/
                                                                 ----------------------    ----------------------
             (In millions)               December 31             1997              1996    1997            1996
             ----------------------------------------------------------------------------------------------------
              Specifically attributed debt/(b)/:
              Sale-leaseback financing and capital leases            $   24      $   24      $  123      $  129
              Indexed debt less unamortized discount                    -          -            110         119
              Seller-provided financing                                 -            40         -            40
                                                                     ------      ------      ------  ----------
                 Total                                                   24          64         233         288
              Less amount due within one year                           -            40           5          44
                                                                     ------      ------      ------  ----------
                 Total specifically attributed long-term debt        $   24      $   24      $  228      $  244
             --------------------------------------------------------------------------------------------------
             Debt attributed to groups/(c)/                          $2,889      $2,860      $3,194      $3,949
              Less unamortized discount                                  21          18          24          25
              Less amount due within one year                           416         224         466         309
                                                                     ------      ------      ------  ----------
                 Total long-term debt attributed to groups           $2,452      $2,618      $2,704      $3,615
             --------------------------------------------------------------------------------------------------
             Total long-term debt due within one year                $  416      $  264      $  471      $  353
             Total long-term debt due after one year                  2,476       2,642       2,932       3,859
             --------------------------------------------------------------------------------------------------

             /(a)/ See Note 16, to the USX consolidated financial statements for details of interest rates, maturities and other terms of long-term debt.

             /(b)/ As described in Note 4, certain financial activities are specifically attributed only to the Marathon Group and the U.
                   S. Steel Group.

             /(c)/ Most long-term debt activities of USX Corporation and its wholly owned subsidiaries are attributed to all groups (in total, but not with respect to specific debt issues) based on their respective cash flows (Notes 4, 9 and 12).

-------------------------------------------------------------------------------
12. SUPPLEMENTAL CASH FLOW INFORMATION

            (In millions)                                                                  1997      1996       1995
            ----------------------------------------------------------------------------------------------------------
             CASH USED IN OPERATING ACTIVITIES INCLUDED:
              Interest and other financial costs paid (net of amount capitalized)     $   (257)   $  (339)    $  (431)
              Income taxes paid, including settlements with other groups                  (178)       (74)       (163)
            ----------------------------------------------------------------------------------------------------------
             USX DEBT ATTRIBUTED TO ALL GROUPS - NET:
              Commercial paper:
               Issued                                                                 $    -      $ 1,422     $ 2,434
               Repayments                                                                  -       (1,555)     (2,651)
              Credit agreements:
               Borrowings                                                               10,454     10,356       4,719
               Repayments                                                              (10,449)   (10,340)     (4,659)
              Other credit arrangements - net                                               36        (36)         40
              Other debt:
               Borrowings                                                                   10         78          52
               Repayments                                                                 (741)      (705)       (440)
                                                                                      --------   --------     -------
                 Total                                                                $   (690)  $   (780)    $  (505)
              --------------------------------------------------------------------------------------------------------
              Marathon Group activity                                                 $     97   $   (769)    $  (204)
              U. S. Steel Group activity                                                  (561)       (31)       (399)
              Delhi Group activity                                                        (226)        20          98
                                                                                      --------   --------     -------
                 Total                                                                $   (690)  $   (780)    $  (505)
              --------------------------------------------------------------------------------------------------------
             NONCASH INVESTING AND FINANCING ACTIVITIES:
              Marathon Stock issued for employee stock plans                          $      5   $      2     $     5
              Disposal of assets - common stock received                                    -          -            5
                                 - liabilities assumed by buyers                             5         25          -
            ----------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
13. DIVIDENDS

             In accordance with the USX Certificate of Incorporation, dividends on the Marathon Stock and Steel Stock are limited to the legally available funds of USX. Net losses of either Group, as well as dividends and distributions on any class of USX Common Stock or series of preferred stock and repurchases of any class of USX Common Stock or series of preferred stock at prices in excess of par or stated value, will reduce the funds of USX legally available for payment of dividends on both classes of Common Stock. Subject to this limitation, the Board of Directors intends to declare and pay dividends on the Marathon Stock based on the financial condition and results of operation of the Marathon Group, although it has no obligation under Delaware law to do so. In making its dividend decisions with respect to Marathon Stock, the Board of Directors considers among other things, the long-term earnings and cash flow capabilities of the Marathon Group as well as the dividend policies of similar publicly traded energy companies.

--------------------------------------------------------------------------------
14. STOCK-BASED COMPENSATION PLANS AND STOCKHOLDER RIGHTS PLAN

             USX Stock-Based Compensation Plans and Stockholder Rights Plan are discussed in Note 21, and Note 23, respectively, to the USX consolidated financial statements.

                 In 1996, USX adopted SFAS No. 123, Accounting for Stock-
             Based Compensation and elected to continue to follow the accounting provisions of APB No. 25, as discussed in Note 2, to the USX consolidated financial statements. The Marathon Group's actual stock-based compensation expense was $20 million in 1997, $6 million in 1996 and $2 million in 1995. Incremental compensation expense, as determined under SFAS No. 123, was not material ($.02 or less per share for all years presented). Therefore, pro forma net income and earnings per share data have been omitted.

--------------------------------------------------------------------------------
15. PENSIONS

             The Marathon Group has noncontributory defined benefit plans covering substantially all employees. Benefits under these plans are based primarily upon years of service and the highest three years earnings during the last ten years before retirement. Certain subsidiaries provide benefits for employees covered by other plans based primarily upon employees' service and career earnings. The funding policy for all plans provides that payments to the pension trusts shall be equal to the minimum funding requirements of ERISA plus such additional amounts as may be approved.

             PENSION COST (CREDIT) - The defined benefit cost for major plans for 1997, 1996 and 1995 was determined assuming an expected long-term rate of return on plan assets of 9.5%, 10% and 10%, respectively, and was as follows:

             (In millions)                                                1997      1996     1995
             --------------------------------------------------------------------------------------
             Major plans:
              Cost of benefits earned during the period                 $    31   $    35   $    26
              Interest cost on projected benefit obligation
               (7.5% for 1997; 7% for 1996; and 8% for 1995)                 45        45        41
              Return on assets - actual return                             (217)     (139)     (197)
                               - deferred gain                              132        55       116
              Net amortization of unrecognized gains                         (3)       (3)       (4)
                                                                        -------   -------   -------
                 Total major plans                                          (12)       (7)      (18)
             Other plans                                                      4         4         4
                                                                        -------   -------   -------
                 Total periodic pension credit                               (8)       (3)      (14)
             Curtailment losses                                               -         -         2
                                                                        -------   -------   -------
                 Total pension credit                                   $    (8)  $    (3)  $   (12)
             --------------------------------------------------------------------------------------

             FUNDS' STATUS - The assumed discount rate used to measure the benefit obligations of major plans was 7% at December 31, 1997, and 7.5% at December 31, 1996. The assumed rate of future increases in compensation levels was 5% at both year-ends. The following table sets forth the plans' funded status and the amounts reported in the Marathon Group's balance sheet:

             (In millions)                                         December 31        1997          1996
             -------------------------------------------------------------------------------------------
             Reconciliation of funds' status to reported amounts:
             Projected benefit obligation (PBO)/(a)/                               $   (771)     $   (627)
             Plan assets at fair market value/(b)/                                    1,150           989
                                                                                   --------      --------
                      Assets in excess of PBO/(c)/                                      379           362
             Unrecognized net gain from transition                                      (40)          (45)
             Unrecognized prior service cost                                             45             8
             Unrecognized net gain                                                     (115)          (65)
             Additional minimum liability/(d)/                                          (14)          (11)
                                                                                   --------      --------
                      Net pension asset included in balance sheet                  $    255      $    249
             --------------------------------------------------------------------------------------------
             /(a)/  PBO includes:
                      Accumulated benefit obligation (ABO)                         $   (562)     $   (479)
                      Vested benefit obligation                                        (496)         (424)
             /(b)/  Types of assets held:
                      Stocks of other corporations                                       70%           70%
                      U.S. Government securities                                          9%           10%
                      Corporate debt instruments and other                               21%           20%
             /(c)/  Includes several small plans that have ABOs in excess of plan assets:
                      PBO                                                          $    (82)     $    (68)
                      Plan assets                                                        24            18
                                                                                   --------      --------
                       PBO in excess of plan assets                                $    (58)     $    (50)
             /(d)/  Additional minimum liability recorded was offset by the following:
                      Intangible asset                                             $      3      $      3
                      Stockholders' equity adjustment - net of deferred income tax        7             5
             --------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
16. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

             The Marathon Group has defined benefit retiree health and life insurance plans covering most employees upon their retirement. Health benefits are provided, for the most part, through comprehensive hospital, surgical and major medical benefit provisions subject to various cost sharing features. Life insurance benefits are provided to nonunion and most union represented retiree beneficiaries primarily based on employees' annual base salary at retirement. Benefits have not been prefunded.

             POSTRETIREMENT BENEFIT COST - Postretirement benefit cost for defined benefit plans for 1997, 1996 and 1995 was determined assuming discount rates of 7.5%, 7% and 8%, respectively, and was as follows:

             (In millions)                                                       1997    1996    1995
             -----------------------------------------------------------------------------------------

             Cost of benefits earned during the period                           $   6   $   8   $   7
             Interest on accumulated postretirement benefit obligation (APBO)       22      23      22
             Amortization of unrecognized gains                                     (3)     (3)     (3)
                                                                                 -----   -----   -----
                 Total postretirement benefit cost                               $  25   $  28   $  26
             -----------------------------------------------------------------------------------------

             OBLIGATIONS - The following table sets forth the plans' obligations and the amounts reported in the Marathon Group's balance sheet:

             (In millions)                                 December 31            1997        1996
             -------------------------------------------------------------------------------------
             Reconciliation of APBO to reported amounts:
             APBO attributable to:
              Retirees                                                           $ 196       $ 162
              Fully eligible plan participants                                      72          53
              Other active plan participants                                       113          84
                                                                                 -----       -----
                 Total APBO                                                        381         299
             Unrecognized net loss                                                 (73)         (4)
             Unrecognized prior service cost                                        18          21
                                                                                 -----       -----
                 Accrued liability included in balance sheet                     $ 326       $ 316
             -------------------------------------------------------------------------------------

                The assumed discount rate used to measure the APBO was 7% and
             7.5% at December 31, 1997, and December 31, 1996, respectively. The assumed rate of future increases in compensation levels was 5% at both year-ends. The weighted average health care cost trend rate in 1998 is approximately 8%, gradually declining to an ultimate rate in 2004 of approximately 5%. A one percentage point increase in the assumed health care cost trend rates for each future year would have increased the aggregate of the service and interest cost components of the 1997 net periodic postretirement benefit cost by $5 million and would have increased the APBO as of December 31, 1997, by $56 million.
--------------------------------------------------------------------------------
17. PROPERTY, PLANT AND EQUIPMENT

             (In millions)                                              December 31         1997         1996
             --------------------------------------------------------------------------------------------------
             Production                                                                    $13,219      $12,605
             Refining                                                                        1,703        1,633
             Marketing                                                                       1,442        1,350
             Transportation                                                                    626          515
             Other                                                                             243          226
                                                                                           -------      -------
                 Total                                                                      17,233       16,329
             Less accumulated depreciation, depletion and amortization                       9,667        9,031
                                                                                           -------      -------
                 Net                                                                       $ 7,566      $ 7,298
             --------------------------------------------------------------------------------------------------

                Property, plant and equipment includes gross assets acquired under capital leases of $24 million at December 31, 1997 and 1996; the related amounts for the years 1997 and 1996 in accumulated depreciation, depletion and amortization were $24 million.

--------------------------------------------------------------------------------
18. INCOME TAXES

             Income tax provisions and related assets and liabilities attributed to the Marathon Group are determined in accordance with the USX group tax allocation policy (Note 4).
                 Provisions (credits) for estimated income taxes were:

                                                    1997                             1996                           1995
                                      ------------------------------    ---------------------------    ---------------------------
             (In millions)            Current     Deferred     Total    Current    Deferred   Total    Current    Deferred   Total
             ---------------------------------------------------------------------------------------------------------------------
             Federal                    $171       $  (5)       $166       $193      $  13    $ 206      $  72      $(221)   $(149)
             State and local               3           7          10         12          9       21         10        (14)      (4)
             Foreign                      12          28          40         11         82       93         15         31       46
                                        ----       -----        ----       ----      -----    -----      -----      -----    -----
                Total                   $186       $  30        $216       $216      $ 104    $ 320      $  97      $(204)   $(107)
             ---------------------------------------------------------------------------------------------------------------------

                 A reconciliation of federal statutory tax rate (35%) to total provisions (credits) follows:

             (In millions)                                                              1997          1996             1995
             --------------------------------------------------------------------------------------------------------------------
             Statutory rate applied to income (loss) before income taxes               $ 235         $ 347            $ (67)
             State and local income taxes after federal income tax effects                 6            14               (3)
             Effects of foreign operations, including foreign tax credits                 (8)          (14)             (36)/(a)/
             Effects of partially-owned companies                                         (6)          (10)              (7)
             Dispositions of subsidiary investments                                        -            (8)              (6)
             Credits other than foreign tax credits                                       (9)           (8)              (1)
             Nondeductible business and amortization expenses                              3             3               10
             Adjustment of prior years' income taxes                                      (4)           (6)              (1)
             Adjustment of valuation allowances                                           (4)            -                4
             Other                                                                         3             2                -
                                                                                       -----         -----            -----
                 Total provisions (credits)                                            $ 216         $ 320            $(107)
             --------------------------------------------------------------------------------------------------------------------

             /(a)/ Includes incremental tax benefits of $44 million resulting from USX's election to credit, rather than deduct, certain foreign income taxes for federal income tax purposes.

                 Deferred tax assets and liabilities resulted from the following:

             (In millions)                                                         December 31           1997                1996
             ----------------------------------------------------------------------------------------------------------------------
             Deferred tax assets:
               Minimum tax credit carryforwards                                                        $   42               $  110
               State tax loss carryforwards (expiring in 1998 through 2012)                                52                   40
               Foreign tax loss carryforwards (portion of which expire in 1998 through 2012)              483                  519
               Employee benefits                                                                          172                  158
               Expected federal benefit for:
                 Crediting certain foreign deferred income taxes                                          249                  216
                 Deducting state and other foreign deferred
                income taxes                                                                               53                   51
               Contingency and other accruals                                                             148                  116
               Other                                                                                       54                   56
               Valuation allowances                                                                      (311)                (325)
                                                                                                       ------               ------
                  Total deferred tax assets/(a)/                                                          942                  941
                                                                                                       ------               ------
             Deferred tax liabilities:
               Property, plant and equipment                                                            1,820                1,685
               Inventory                                                                                  199                  306
               Prepaid pensions                                                                           129                  121
               Other                                                                                      114                  118
                                                                                                       ------                -----
                  Total deferred tax liabilities                                                        2,262                2,230
                                                                                                       ------                -----
                   Net deferred tax liabilities                                                        $1,320               $1,289
             ----------------------------------------------------------------------------------------------------------------------

             /(a)/ USX expects to generate sufficient future taxable income to realize the benefit of the Marathon Group's deferred tax assets. In addition, the ability to realize the benefit of foreign tax credits is based upon certain assumptions concerning future operating conditions (particularly as related to prevailing oil prices), income generated from foreign sources and USX's tax profile in the years that such credits may be claimed.

                      The consolidated tax returns of USX for the years 1990
             through 1994 are under various stages of audit and administrative review by the IRS. USX believes it has made adequate provision for income taxes and interest which may become payable for years not yet settled.

                      Pretax income (loss) included $250 million, $341 million
             and $(50) million attributable to foreign sources in 1997, 1996 and 1995, respectively.

                       Undistributed earnings of consolidated foreign
             subsidiaries at December 31, 1997, amounted to $108 million. No provision for deferred U.S. income taxes has been made because the Marathon Group intends to permanently reinvest such earnings in its foreign operations. If such earnings were not permanently reinvested, a deferred tax liability of $38 million would have been required.

--------------------------------------------------------------------------------
19. INVESTMENTS AND LONG-TERM RECEIVABLES

             (In millions)                           December 31       1997         1996
             ----------------------------------------------------------------------------
             Equity method investments                                 $ 366        $ 135
             Other investments                                            32           31
             Deposit in property exchange trusts                           -           98
             Receivables due after one year                               49           34
             Forward currency contracts                                    -           12
             Other                                                         8            1
                                                                       -----        -----
                 Total                                                 $ 455        $ 311
             ----------------------------------------------------------------------------

                    The following represents summarized financial information of affiliates accounted for by the equity method of accounting, except for the Retained Interest in the Delhi Group:

             (In millions)                         1997       1996      1995
             ---------------------------------------------------------------
             Income data - year:
              Revenues                           $  562     $  405     $ 255
              Operating income                      114         95        77
              Net income                             52         53        24
             ---------------------------------------------------------------
             Balance sheet data - December 31:
              Current assets                     $  170     $  146
              Noncurrent assets                   1,470      1,150
              Current liabilities                   236        198
              Noncurrent liabilities                721        737
             ---------------------------------------------------------------

                    Dividends and partnership distributions received from equity affiliates were $21 million in 1997, $24 million in 1996 and $14 million in 1995.

                    Marathon Group purchases from equity affiliates totaled
             $37 million, $49 million and $52 million in 1997, 1996 and 1995, respectively. Marathon Group sales to equity affiliates were $10 million in 1997, $6 million in 1996 and immaterial in 1995.

                    Summarized financial information of the Delhi Group, which was accounted for by the equity method of accounting follows:

             (In millions)                               1995/(a)/
             ------------------------------------------------------
             Income data for the period:
              Revenues                                    $  276
              Operating income                                14
              Net income                                       7
              -----------------------------------------------------

             /(a)/ Retained Interest in the Delhi Group was eliminated on June
                   15, 1995.

20. INVENTORIES

             (In millions)                               December 31      1997         1996
             -------------------------------------------------------------------------------
             Crude oil and natural gas liquids                            $  452       $  463
             Refined products and merchandise                                735          746
             Supplies and sundry items                                        77           73
                                                                          ------       ------
                 Total (at cost)                                           1,264        1,282
             Less inventory market valuation reserve                         284            -
                                                                          ------       ------
                 Net inventory carrying value                             $  980       $1,282
             --------------------------------------------------------------------------------

                    Inventories of crude oil and refined products are valued by the LIFO method. The LIFO method accounted for 91% and 94% of total inventory value at December 31, 1997, and December 31, 1996, respectively.

                    The inventory market valuation reserve reflects the extent that the recorded LIFO cost basis of crude oil and refined products inventories exceeds net realizable value. The reserve is decreased to reflect increases in market prices and inventory turnover and increased to reflect decreases in market prices. Changes in the inventory market valuation reserve result in noncash charges or credits to costs and expenses.

--------------------------------------------------------------------------------
21. INTERGROUP TRANSACTIONS

          SALES AND PURCHASES - Marathon Group sales to other groups totaled $105 million, $87 million and $54 million in 1997, 1996 and 1995, respectively. Marathon Group purchases from the Delhi Group totaled $18 million in 1997, $9 million in 1996 and $6 million in 1995. At December 31, 1997 and 1996, Marathon Group receivables included $3 million and $19 million, respectively, related to transactions with other groups. Marathon Group accounts payable included none at December 31, 1997, and $2 million at December 31, 1996, related to transactions with the Delhi Group. These transactions were conducted on an arm's-length basis. After October 31, 1997, transactions with the Delhi Companies were treated as third-party transactions.

          INCOME TAXES RECEIVABLE FROM/PAYABLE TO OTHER GROUPS - At December 31, 1997 and 1996, amounts receivable from/payable to other groups for income taxes were included in the balance sheet as follows:

          (In millions)                                                  December 31   1997   1996
          ------------------------------------------------------------------------------------------
          Current:
           Receivables                                                               $   2    $   1
           Accounts payable                                                             22       30
          Noncurrent:
           Deferred credits and other liabilities                                       97       83
          ------------------------------------------------------------------------------------------

               These amounts have been determined in accordance with the tax allocation policy described in Note 4. Amounts classified as current are settled in cash in the year succeeding that in which such amounts are accrued. Noncurrent amounts represent estimates of intergroup tax effects of certain issues for years that are still under various stages of audit and administrative review. Such tax effects are not settled among the groups until the audit of those respective tax years is closed. The amounts ultimately settled for open tax years will be different than recorded noncurrent amounts based on the final resolution of all of the audit issues for those years.

--------------------------------------------------------------------------------
22. STOCKHOLDERS' EQUITY


          (In millions, except per share data)                             1997     1996     1995
          ------------------------------------------------------------------------------------------
          PREFERRED STOCK:
           Balance at beginning of year                                    $   -    $   -    $   78
           Redeemed                                                            -        -       (78)
                                                                            ------   ------   ------
           Balance at end of year                                          $   -    $   -    $   -
          ------------------------------------------------------------------------------------------
          COMMON STOCKHOLDERS' EQUITY (Note 4):
           Balance at beginning of year                                    $3,340   $2,872   $3,163
           Net income (loss)                                                  456      664      (88)
           Marathon Stock issued                                               39        4        5
           Marathon Stock repurchased                                          -        -        (1)
           Dividends on preferred stock                                        -        -        (4)
           Dividends on Marathon Stock
            (per share: $.76 in 1997, $.70 in 1996 and $.68 in 1995)         (219)    (201)    (195)
           Foreign currency translation adjustments                            -        -         1
           Deferred compensation adjustments                                    1       -        (3)
           Minimum pension liability adjustments (Note 15)                     (2)       1       (6)
           Unrealized holding gains on investments                              3       -        -
                                                                           -------  -------  -------
           Balance at end of year                                          $3,618   $3,340   $2,872
          ------------------------------------------------------------------------------------------
          TOTAL STOCKHOLDERS' EQUITY                                       $3,618   $3,340   $2,872
          ------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
23. SALES OF RECEIVABLES

          The Marathon Group, prior to December 1997, participated in an agreement (the program) to sell an undivided interest in certain accounts receivable. At December 31, 1997, the amount sold under the program that had not been collected was zero, since the program was terminated in December 1997. The amount sold under the program averaged $314 million in 1997, $340 million in 1996 and $361 million in 1995.

--------------------------------------------------------------------------------
24. INCOME PER COMMON SHARE

          The method of calculating net income per share for the Marathon Stock, the Steel Stock and, prior to November 1, 1997, the Delhi Stock reflects the USX Board of Directors' intent that the separately reported earnings and surplus of the Marathon Group, the U. S. Steel Group and the Delhi Group, as determined consistent with the USX Certificate of Incorporation, are available for payment of dividends to the respective classes of stock, although legally available funds and liquidation preferences of these classes of stock do not necessarily correspond with these amounts.

               Basic net income (loss) per share is calculated by adjusting net income (loss) for dividend requirements of preferred stock and is based on the weighted average number of common shares outstanding.

               Diluted net income (loss) per share assumes conversion of convertible securities for the applicable periods outstanding and assumes exercise of stock options, provided in each case, the effect is not antidilutive.

                                                                      1997                1996                  1995
                                                               ------------------  --------------------  --------------------
     COMPUTATION OF INCOME PER SHARE                            BASIC    DILUTED     Basic     Diluted     Basic     Diluted
     -------------------------------                           --------  --------  ---------  ---------  ---------  ---------
     Net income (loss) (millions):
      Income (loss) before extraordinary loss                  $    456  $    456  $    671   $    671   $    (83)  $    (83)
      Dividends on preferred stock                                  -         -         -          -           (4)        (4)
      Extraordinary loss                                            -         -          (7)        (7)        (5)        (5)
                                                               --------  --------  --------   --------   --------   --------
      Net income (loss) applicable to Marathon Stock                456       456       664        664        (92)       (92)
      Effect of dilutive securities -
       Convertible debentures                                       -           3       -           14       -        -
                                                               --------  --------  --------   --------   --------   --------
         Net income (loss) assuming conversions                $    456  $    459  $    664   $    678   $    (92)  $    (92)
                                                               ========  ========  ========   ========   ========   ========
     Shares of common stock outstanding (thousands):
      Average number of common shares outstanding               288,038   288,038   287,460    287,460    287,271    287,271
      Effect of dilutive securities:
       Convertible debentures                                       -       1,936       -        8,975        -          -
       Stock options                                                -         546       -          133        -          -
                                                               --------  --------  --------   --------   --------   --------
         Average common shares and dilutive effect              288,038   290,520   287,460    296,568    287,271    287,271
                                                               --------  --------  --------   --------   --------   --------
     Per share:
      Income (loss) before extraordinary loss                  $   1.59  $   1.58  $   2.33   $   2.31   $   (.31)  $   (.31)
      Extraordinary loss                                            -         -        (.02)      (.02)      (.02)      (.02)
                                                               --------  --------  --------   --------   --------   --------
      Net income (loss)                                        $   1.59  $   1.58  $   2.31   $   2.29   $   (.33)  $   (.33)
                                                               ========  ========  ========   ========   ========   ========

--------------------------------------------------------------------------------
25. DERIVATIVE INSTRUMENTS

          The Marathon Group uses commodity-based derivative instruments to manage exposure to price fluctuations related to the anticipated purchase or production and sale of crude oil, natural gas, refined products and electricity. The derivative instruments used, as a part of an overall risk management program, include exchange-traded futures contracts and options, and instruments which require settlement in cash such as OTC commodity swaps and OTC options. While risk management activities generally reduce market risk exposure due to unfavorable commodity price changes for raw material purchases and products sold, such activities can also encompass strategies which assume certain price risk in isolated transactions.

               USX has used forward currency contracts to hedge foreign denominated debt, a portion of which has been attributed to the Marathon Group.

               The Marathon Group remains at risk for possible changes in the market value of the derivative instrument; however, such risk should be mitigated by price changes in the underlying hedged item. The Marathon Group is also exposed to credit risk in the event of nonperformance by counterparties. The credit worthiness of counterparties is subject to continuing review, including the use of master netting agreements to the extent practical, and full performance is anticipated.

               The following table sets forth quantitative information by class of derivative instrument:

                                                       FAIR                 CARRYING     RECORDED
                                                       VALUE                 AMOUNT      DEFERRED    AGGREGATE
                                                      ASSETS                 ASSETS       GAIN OR    CONTRACT
          (In millions)                           (LIABILITIES) /(A)/    (LIABILITIES)    (LOSS)     VALUES /(B)/
          -----------------------------------------------------------------------------------------------------
          DECEMBER 31, 1997:
           Exchange-traded commodity futures         $  -                 $    -         $  -          $     30
           Exchange-traded commodity options              1  /(c)/               1            2             129
           OTC commodity swaps /(d)/                     (2) /(e)/              (2)          (3)             30
           OTC commodity options                        -                      -            -                 6
                                                     ------                -------       ------        --------
             Total commodities                       $   (1)               $    (1)      $   (1)       $    195
                                                     ------                -------       ------        --------
           Forward currency contract /(f)/:
              - receivable                           $   10                $     9       $  -          $     52
              - payable                                  (1)                    (1)          (1)              5
                                                     ------                -------       ------        --------
             Total currencies                        $    9                $     8       $   (1)         $   57
          -----------------------------------------------------------------------------------------------------
          December 31, 1996:
           Exchange-traded commodity futures         $  -                  $   -         $   (2)         $   38
           Exchange-traded commodity options             (1) /(c)/              (1)          (2)            251
           OTC commodity swaps                           (3) /(e)/              (2)         -                32
           OTC commodity options                         (7)                    (7)          (1)             80
                                                     ------                -------       ------        --------
             Total commodities                       $  (11)               $   (10)      $   (5)         $  401
                                                     ------                -------       ------        --------
           Forward currency contract:
              - receivable                           $   14                $    12       $  -            $   43
              - payable                                  (1)                    (1)          (1)              7
                                                     ------                -------       ------        --------
             Total currencies                        $   13                $    11       $   (1)         $   50
          -----------------------------------------------------------------------------------------------------

          /(a)/ The fair value amounts for OTC positions are based on various indices or dealer quotes. The fair value amounts for currency contracts are based on dealer quotes of forward prices covering the remaining duration of the foreign exchange contract. The exchange-traded futures contracts and certain option contracts do not have a corresponding fair value since changes in the market prices are settled on a daily basis.
          /(b)/ Contract or notional amounts do not quantify risk exposure, but are used in the calculation of cash settlements under the contracts. The contract or notional amounts do not reflect the extent to which positions may offset one another.
          /(c)/ Includes fair values as of December 31, 1997 and 1996, for assets of $3 million and $1 million and liabilities of $(2) million and $(2) million, respectively.
          /(d)/ The OTC swap arrangements vary in duration with certain contracts extending into mid 2000.
          /(e)/ Includes fair values as of December 31, 1997 and 1996, for assets of $1 million and $1 million and liabilities of $(3) million and $(4) million, respectively.
          /(f)/ The forward currency contract matures in 1998.

--------------------------------------------------------------------------------
26. FAIR VALUE OF FINANCIAL INSTRUMENTS

          Fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. The following table summarizes financial instruments, excluding derivative financial instruments disclosed in
          Note 25, by individual balance sheet account. As described in Note 4, the Marathon Group's specifically attributed financial instruments and the Marathon Group's portion of USX's financial instruments attributed to all groups are as follows:

                                                                           1997                        1996
                                                                  ------------------------    ----------------------
                                                                      FAIR     CARRYING          Fair      Carrying
          (In millions)                         December 31           VALUE     AMOUNT           Value      Amount
          ----------------------------------------------------------------------------------------------------------
          FINANCIAL ASSETS:
           Cash and cash equivalents                                 $   36     $   36          $   32       $   32
           Receivables                                                  856        856             613          613
           Investments and long-term receivables                        143         86             204          163
                                                                     ------     ------          ------       ------
               Total financial assets                                $1,035     $  978          $  849       $  808
          ----------------------------------------------------------------------------------------------------------
          FINANCIAL LIABILITIES:
           Notes payable                                             $  108     $  108          $   59       $   59
           Accounts payable                                           1,348      1,348           1,385        1,385
           Accrued interest                                              84         84              75           75
           Long-term debt (including amounts due within one year)     3,198      2,869           3,062        2,882
           Preferred stock of subsidiary                                187        184             185          182
                                                                     ------     ------          ------       ------
               Total financial liabilities                           $4,925     $4,593          $4,766       $4,583
          ----------------------------------------------------------------------------------------------------------

               Fair value of financial instruments classified as current assets or liabilities approximates carrying value due to the short-term maturity of the instruments. Fair value of investments and long-term receivables was based on discounted cash flows or other specific instrument analysis. Fair value of preferred stock of subsidiary was based on market prices. Fair value of long-term debt instruments was based on market prices where available or current borrowing rates available for financings with similar terms and maturities.

               The Marathon Group's unrecognized financial instruments consist of accounts receivables sold and financial guarantees. It is not practicable to estimate the fair value of these forms of financial instrument obligations because there are no quoted market prices for transactions which are similar in nature. For details relating to sales of receivables see Note 23, and for details relating to financial guarantees see Note 27.

--------------------------------------------------------------------------------
27. CONTINGENCIES AND COMMITMENTS

          USX is the subject of, or party to, a number of pending or threatened legal actions, contingencies and commitments relating to the Marathon Group involving a variety of matters, including laws and regulations relating to the environment. Certain of these matters are discussed below. The ultimate resolution of these contingencies could, individually or in the aggregate, be material to the Marathon Group financial statements. However, management believes that USX will remain a viable and competitive enterprise even though it is possible that these contingencies could be resolved unfavorably to the Marathon Group.

          ENVIRONMENTAL MATTERS -

               The Marathon Group is subject to federal, state, local and foreign laws and regulations relating to the environment. These laws generally provide for control of pollutants released into the environment and require responsible parties to undertake remediation of hazardous waste disposal sites. Penalties may be imposed for noncompliance. At December 31, 1997, and December 31, 1996, accrued liabilities for remediation totaled $52 million and $37 million, respectively. It is not presently possible to estimate the ultimate amount of all remediation costs that might be incurred or the penalties that may be imposed. Receivables for recoverable costs from certain states, under programs to assist companies in cleanup efforts related to underground storage tanks at retail marketing outlets, were $42 million at December 31, 1997, and $23 million at December 31, 1996.

               For a number of years, the Marathon Group has made substantial capital expenditures to bring existing facilities into compliance with various laws relating to the environment. In 1997 and 1996, such capital expenditures totaled $81 million and $66 million, respectively. The Marathon Group anticipates making additional such expenditures in the future; however, the exact amounts and timing of such expenditures are uncertain because of the continuing evolution of specific regulatory requirements.

               At December 31, 1997, and December 31, 1996, accrued liabilities for platform abandonment and dismantlement totaled $128 million and $118 million, respectively.

          GUARANTEES -

               Guarantees by USX and its consolidated subsidiaries of the liabilities of affiliated entities of the Marathon Group totaled $23 million and $46 million at December 31, 1997, and December 31, 1996, respectively. As of December 31, 1997, the largest guarantee for a single affiliate was $23 million.

               At December 31, 1997, and December 31, 1996, the Marathon Group's pro rata share of obligations of LOOP LLC and various pipeline affiliates secured by throughput and deficiency agreements totaled $165 million and $176 million, respectively. Under the agreements, the Marathon Group is required to advance funds if the affiliates are unable to service debt. Any such advances are prepayments of future transportation charges.

          COMMITMENTS -

               At December 31, 1997, and December 31, 1996, contract commitments for the Marathon Group's capital expenditures for property, plant and equipment totaled $268 million and $388 million, respectively.

--------------------------------------------------------------------------------
28. SUBSEQUENT EVENT - BUSINESS COMBINATIONS

               On December 12, 1997, the Marathon Group and Ashland Inc. (Ashland) signed definitive agreements to combine the major elements of their refining, marketing and transportation (RM&T) operations. Pursuant to those agreements, on January 1, 1998, the Marathon Group transferred certain RM&T net assets to a new consolidated subsidiary, which was named Marathon Ashland Petroleum LLC (MAP). Also on January 1, 1998, the Marathon Group acquired certain RM&T net assets from Ashland in exchange for a 38% interest in MAP. The acquisition will be accounted for under the purchase method of accounting. The purchase price was determined to be $1.9 billion, based upon an external valuation. The change in the Marathon Group's ownership interest in MAP resulted in a change in interest gain which will be recognized in the first quarter 1998.

               In connection with the formation of MAP, the Marathon Group and Ashland entered into a Limited Liability Company Agreement dated January 1, 1998 (the LLC Agreement). The LLC Agreement provides for an initial term of MAP expiring on December 31, 2022 (25 years from its formation). The term will automatically be extended for ten-year periods, unless a termination notice is given by either party.

               Also in connection with the formation of MAP, the parties entered into a Put/Call, Registration Rights and Standstill Agreement (the Put/Call Agreement). The Put/Call Agreement provides that at any time after December 31, 2004, Ashland will have the right to sell to the Marathon Group all of Ashland's ownership interest in MAP, for an amount in cash and/or the Marathon Oil Company or USX debt or equity securities equal to the product of 85% (90% if equity securities are used) of the fair market value of MAP at that time, multiplied by Ashland's percentage interest in MAP. Payment could be made at closing, or at the Marathon Group's option, in three equal annual installments, the first of which would be payable at closing. At any time after December 31, 2004, the Marathon Group will have the right to purchase all of Ashland's ownership interests in MAP, for an amount in cash equal to the product of 115% of the fair market value of MAP at that time, multiplied by Ashland's percentage interest in MAP.

               The following unaudited pro forma data for the Marathon Group includes the results of operations for the Ashland RM&T net assets, giving effect to the acquisition as if it had been consummated at the beginning of the year presented. The pro forma data is based on historical information and does not necessarily reflect the actual results that would have occurred nor is it necessarily indicative of future results of operations.

          (In millions, except per share amounts)                     1997 /(a)/
          ----------------------------------------------------------------------
          Revenues                                                    $22,454
          Net income                                                      455
          Net income per common share:
           Basic                                                         1.58
           Diluted                                                       1.57
          ----------------------------------------------------------------------

         /(a)/ The Marathon Group data is based on a calendar year. Ashland data is based on a twelve-month period ended September 30, 1997.

         /(b)/ Excluding the pro forma inventory market valuation adjustment, pro forma net income would have been $618 million. Reported net income, excluding the reported inventory market valuation adjustment, would have been $635 million.

Selected Quarterly Financial Data (Unaudited)

                                                                  1997
                                        --------------------------------------------------------------
(In millions, except per share data)    4TH QTR.       3RD QTR.          2ND QTR.          1ST QTR.
------------------------------------------------------------------------------------------------------
Revenues                                $ 3,920     $ 3,944/(a)/      $ 3,787/(a)/      $ 4,103/(a)/
Income from operations                       94         360/(a)/          243/(a)/          235/(a)/
  Costs and expenses include:
    Inventory market valuation
      charges (credits)                     147         (41)               64               114
Income before
  extraordinary loss                         38         192               118               108
Net income                                   38         192               118               108
------------------------------------------------------------------------------------------------------

MARATHON STOCK DATA:
-------------------
Income before extraordinary
  loss applicable to
  Marathon Stock                         $   38      $  192            $  118            $  108
  -Per share: basic                         .14         .66               .41               .37
              diluted                       .13         .66               .41               .37
Dividends paid per share                    .19         .19               .19               .19
Price range of Marathon Stock (b):
  -Low                                       29          28-5/16           25-5/8            23-3/4
  -High                                      38-7/8      38-3/16           31-1/8            28-1/2
------------------------------------------------------------------------------------------------------

                                                                    1996
                                        --------------------------------------------------------------
(In millions, except per share data)      4TH QTR.       3RD QTR.        2ND QTR.       1ST QTR.
------------------------------------------------------------------------------------------------------
Revenues                                $ 4,457/(a)/   $ 4,202/(a)/  $ 4,078/(a)/    $ 3,657/(a)
Income from operations                      323/(a)/       325/(a)/      241/(a)/        407/(a)
  Costs and expenses include:
    Inventory market valuation
      charges (credits)                     (30)           (96)           72            (155)
Income before
  extraordinary loss                        167            164           124             216
Net income                                  160            164           124             216
------------------------------------------------------------------------------------------------------

MARATHON STOCK DATA:
-------------------
Income before extraordinary
  loss applicable to
  Marathon Stock                        $   167        $   164       $   124         $   216
  -Per share: basic                         .58            .57           .43             .75
              diluted                       .57            .57           .43             .74
Dividends paid per share                    .19            .17           .17             .17
Price range of Marathon Stock /(b)/:
  -Low                                       21-1/8         20            19-1/8          17-1/4
  -High                                      25-1/2         22-1/8        22-7/8          20-1/2
------------------------------------------------------------------------------------------------------

/(a)/ Reclassified to conform to current classifications.
/(b)/ Composite tape.

Principal Unconsolidated Affiliates (Unaudited)

                                                                      DECEMBER 31, 1997
                 COMPANY                           COUNTRY                OWNERSHIP                    ACTIVITY
-------------------------------------------------------------------------------------------------------------------------------
CLAM Petroleum BV                                Netherlands                 50%               Oil & Gas Production
Kenai LNG Corporation                            United States               30%               Natural Gas Liquification
LOCAP, Inc.                                      United States               37%               Pipeline & Storage Facilities
LOOP LLC                                         United States               32%               Offshore Oil Port
Nautilus Pipeline Company, LLC                   United States               24%               Natural Gas Transmission
Sakhalin Energy Investment Company Ltd.          Russia                      38%               Oil & Gas Development
-------------------------------------------------------------------------------------------------------------------------------

Supplementary Information on Oil and Gas Producing Activities (Unaudited)

See the USX consolidated financial statements for Supplementary Information on Oil and Gas Producing Activities relating to the Marathon Group, pages U-30 through U-34.

             Five-Year Operating Summary

                                                                                      1997      1996      1995      1994      1993
             -----------------------------------------------------------------------------------------------------------------------
             NET LIQUID HYDROCARBON PRODUCTION (thousands of barrels per day)
              United States (by region)
               Alaska                                                                    -         8         9         9         9
               Gulf Coast                                                               29        30        33        12        10
               Southern                                                                  8         9        11        12        12
               Central                                                                   5         4         8         9         9
               Mid-Continent - Yates                                                    25        25        24        23        22
               Mid-Continent - Other                                                    21        20        19        18        18
               Rocky Mountain                                                           27        26        28        27        31
                                                                                    ------------------------------------------------
                 Total United States                                                   115       122       132       110       111
                                                                                    ------------------------------------------------
              International
               Abu Dhabi                                                                 -         -         -         1         2
               Egypt                                                                     8         8         5         7         6
               Indonesia                                                                 -         -        10         3         3
               Norway                                                                    2         3         2         2         2
               Tunisia                                                                   -         -         2         3         8
               United Kingdom                                                           39        48        54        46        24
                                                                                    ------------------------------------------------
                 Total International                                                    49        59        73        62        45
                                                                                    ------------------------------------------------
                  Total                                                                164       181       205       172       156
              Natural gas liquids included in above                                     17        17        17        15        14
             -----------------------------------------------------------------------------------------------------------------------
             NET NATURAL GAS PRODUCTION (millions of cubic feet per day)
              United States (by region)
               Alaska                                                                  151       145       133       123       116
               Gulf Coast                                                               78        88        94        79        98
               Southern                                                                189       161       142       134        94
               Central                                                                 119       109       105       110       107
               Mid-Continent                                                           125       122       112        89        78
               Rocky Mountain                                                           60        51        48        39        36
                                                                                    ------------------------------------------------
                 Total United States                                                   722       676       634       574       529
              International                                                         ------------------------------------------------
               Egypt                                                                    11        13        15        17        17
               Ireland                                                                 228       259       269       263       258
               Norway                                                                   54        87        81        81        75
               United Kingdom - equity                                                 130       140        98        39        23
                              - other/(a)/                                              32        32        35         -         -
                                                                                    ------------------------------------------------
                 Total International                                                   455       531       498       400       373
                                                                                    ------------------------------------------------
                  Consolidated                                                       1,177     1,207     1,132       974       902
                 Equity affiliate/(b)/                                                  42        45        44        40        35
                                                                                    ------------------------------------------------
                  Total                                                              1,219     1,252     1,176     1,014       937
             -----------------------------------------------------------------------------------------------------------------------
             AVERAGE SALES PRICES
              Liquid Hydrocarbons (dollars per barrel)/(c)/
               United States                                                        $16.88    $18.58    $14.59    $13.53    $14.54
               International                                                         18.77     20.34     16.66     15.61     16.22
              Natural Gas (dollars per thousand cubic feet)/(c)/
               United States                                                        $ 2.20    $ 2.09    $ 1.63    $ 1.94    $ 1.94
               International                                                          2.00      1.97      1.80      1.58      1.52
             -----------------------------------------------------------------------------------------------------------------------
             NET PROVED RESERVES AT YEAR-END (developed and undeveloped)
              Liquid Hydrocarbons (millions of barrels)
               United States                                                           609       589       558       553       573
               International                                                           187       203       206       242       269
                                                                                    ------------------------------------------------
                  Consolidated                                                         796       792       764       795       842
               Equity affiliate/(d)/                                                    82         -         -         -         -
                                                                                    ------------------------------------------------
                  Total                                                                878       792       764       795       842
              Developed reserves as % of total net reserves                             75%       78%       88%       90%       88%
             -----------------------------------------------------------------------------------------------------------------------
              Natural Gas (billions of cubic feet)
               United States                                                         2,220     2,239     2,210     2,127     2,045
               International                                                         1,071     1,199     1,379     1,527     1,703
                                                                                    ------------------------------------------------
                  Consolidated                                                       3,291     3,438     3,589     3,654     3,748
               Equity affiliate/(b)/                                                   111       132       131       153       153
                                                                                    ------------------------------------------------
                  Total                                                              3,402     3,570     3,720     3,807     3,901
              Developed reserves as % of total net reserves                             83%       83%       80%       79%       80%
             -----------------------------------------------------------------------------------------------------------------------

             /(a)/ Represents gas acquired for injection and subsequent resale.
             /(b)/  Represents Marathon's equity interest in CLAM Petroleum
                    B.V.
             /(c)/ Prices exclude gains/losses from hedging activities. /(d)/ Represents Marathon's equity interest in Sakhalin Energy
                    Investment Company Ltd.

Five-Year Operating Summary  CONTINUED

                                                                        1997      1996      1995      1994      1993
--------------------------------------------------------------------------------------------------------------------------
U.S. REFINERY OPERATIONS (thousands of barrels per day)
  In-use crude oil capacity at year-end                                   575       570       570       570       570
  Refinery runs - crude oil refined                                       525       511       503       491       549
                - other charge and blend stocks                            99        96        94       107       102
  In-use crude oil capacity utilization rate                               92%       90%       88%       86%       90%
--------------------------------------------------------------------------------------------------------------------------
SOURCE OF CRUDE PROCESSED (thousands of barrels per day)
  United States                                                           202       229       254       218       299
  Europe                                                                   10        12         6        31         3
  Middle East and Africa                                                  241       193       183       171       173
  Other International                                                      72        79        58        70        75
                                                                      ----------------------------------------------------
          Total                                                           525       513       501       490       550
--------------------------------------------------------------------------------------------------------------------------
REFINED PRODUCT YIELDS (thousands of barrels per day)
  Gasoline                                                                353       345       339       340       369
  Distillates                                                             154       155       146       146       157
  Propane                                                                  13        13        12        13        15
  Feedstocks and special products                                          36        35        38        33        33
  Heavy fuel oil                                                           35        30        31        38        39
  Asphalt                                                                  39        36        36        30        38
                                                                      ----------------------------------------------------
          Total                                                           630       614       602       600       651
--------------------------------------------------------------------------------------------------------------------------
REFINED PRODUCTS YIELDS (% breakdown)
  Gasoline                                                                 56%       56%       57%       57%       57%
  Distillates                                                              24        25        24        24        24
  Other products                                                           20        19        19        19        19
                                                                      ----------------------------------------------------
          Total                                                           100%      100%      100%      100%      100%
--------------------------------------------------------------------------------------------------------------------------
U.S. REFINED PRODUCT SALES (thousands of barrels per day)
  Gasoline                                                                452       468       445       443       420
  Distillates                                                             198       192       180       183       179
  Propane                                                                  12        12        12        16        18
  Feedstocks and special products                                          40        37        44        32        32
  Heavy fuel oil                                                           34        31        31        38        39
  Asphalt                                                                  39        35        35        31        38
                                                                      ----------------------------------------------------
          Total                                                           775       775       747       743       726
  Matching buy/sell volumes included in above                              51        71        47        73        47
--------------------------------------------------------------------------------------------------------------------------
REFINED PRODUCTS SALES BY CLASS OF TRADE (as a % of total sales)
  Wholesale - independent private-brand
              marketers and consumers                                      61%       62%       61%       62%       63%
  Retail    - Marathon brand outlets                                       13        13        13        13        13
            - Emro Marketing Company outlets                               26        25        26        25        24
                                                                      ----------------------------------------------------
          Total                                                           100%      100%      100%      100%      100%
--------------------------------------------------------------------------------------------------------------------------
REFINED PRODUCTS (dollars per barrel)
  Average sales price                                                 $ 26.38   $ 27.43   $ 23.80   $ 22.75   $ 23.42
  Average cost of crude oil throughput                                  19.00     21.94     18.09     16.59     17.05
--------------------------------------------------------------------------------------------------------------------------
PETROLEUM INVENTORIES AT YEAR-END (thousands of barrels)
  Crude oil and natural gas liquids                                    18,660    19,325    21,598    21,892    21,689
  Refined products                                                     20,598    21,283    22,102    23,657    23,136
--------------------------------------------------------------------------------------------------------------------------
U.S. REFINED PRODUCT MARKETING OUTLETS AT YEAR-END
  Marathon operated terminals                                              51        51        51        51        51
  Retail - Marathon brand                                               2,465     2,392     2,380     2,356     2,331
         - Emro Marketing Company                                       1,544     1,592     1,627     1,659     1,571
--------------------------------------------------------------------------------------------------------------------------
PIPELINES (miles of common carrier pipelines, including affiliates)
  Crude Oil - gathering lines                                           1,003     1,052     1,115     1,115     1,130
            - trunklines                                                2,552     2,552     2,553     2,559     2,581
  Products  - trunklines                                                1,493     1,493     1,494     1,494     1,495
                                                                      ----------------------------------------------------
          Total                                                         5,048     5,097     5,162     5,168     5,206
--------------------------------------------------------------------------------------------------------------------------
PIPELINE BARRELS HANDLED (millions)
  Crude Oil - gathering lines                                            43.9      43.2      43.8      43.4      43.8
            - trunklines                                                369.6     378.7     371.3     353.0     382.4
  Products  - trunklines                                                262.4     274.8     252.3     282.2     295.6
                                                                      ----------------------------------------------------
          Total                                                         675.9     696.7     667.4     678.6     721.8
--------------------------------------------------------------------------------------------------------------------------
CARNEGIE NATURAL GAS COMPANY STATISTICS
  Miles of pipeline                                                     1,794     1,787     1,800     1,799     1,810
  Reserves dedicated to gathering operations -- owned
   (proved developed -- billions of cubic feet)                          39.8      42.8      44.3      43.8      46.7
  Natural gas throughput (billions of cubic feet)                        31.8      34.1      34.1      27.9      37.2
--------------------------------------------------------------------------------------------------------------------------

Five-Year Financial Summary

(Dollars in millions, except as noted)                    1997        1996             1995            1994            1993
-----------------------------------------------------------------------------------------------------------------------------------
REVENUES
 Refined products                                       $ 7,012      $ 7,132          $ 6,127         $ 5,622         $ 5,769
 Merchandise                                              1,045        1,000              941             869             792
 Liquid hydrocarbons                                        941        1,111              881             800             627
 Natural gas                                              1,331        1,194              950             670             607
 Crude oil and refined products
  matching buy/sell transactions/(a)/                     2,436        2,912            2,067           2,071           2,018
 Excise taxes/(a)/                                        2,736        2,768            2,708           2,542           1,927
 Gain on sale of assets                                      37           55                8             172              33
 All other                                                  216          222              231             203             248
                                                      -----------------------------------------------------------------------------
  Total revenues                                        $15,754      $16,394/(b)/     $13,913/(b)/    $12,949/(b)/    $12,021/(b)/
-----------------------------------------------------------------------------------------------------------------------------------

INCOME FROM OPERATIONS
 U.S. production                                        $   626      $   627          $   376         $   258         $   179
 U.S. exploration expense                                  (126)         (97)             (70)            (84)            (60)
 International production                                   336          423              257             138              55
 International exploration expense                          (63)         (49)             (79)            (73)            (85)
 Refining, marketing and transportation                     563          239              274             423             413
 Other energy related businesses                             48           77               60              34              37
 Administrative                                            (168)        (133)             (82)            (80)            (70)
 Inventory market valuation
  (charges) credits                                        (284)         209               70             160            (241)
 Impairment of long-lived assets                             -            -              (659)             -               -
                                                      -----------------------------------------------------------------------------
  Total income from operations                              932        1,296/(b)/         147/(b)/        776/(b)/        228/(b)/
 Net interest and other financial costs                     260          305              337             300             283
 Provision (credit) for income taxes                        216          320             (107)            155             (49)
                                                      -----------------------------------------------------------------------------
INCOME (LOSS) BEFORE EXTRAORDINARY LOSS
  AND CUMULATIVE EFFECT OF CHANGES IN
  ACCOUNTING PRINCIPLES                                 $   456      $   671          $   (83)        $   321         $    (6)
 Per common share - basic (in dollars)                     1.59         2.33             (.31)           1.10            (.04)
                  - diluted (in dollars)                   1.58         2.31             (.31)           1.10            (.04)
-----------------------------------------------------------------------------------------------------------------------------------

NET INCOME (LOSS)                                       $   456      $   664          $   (88)        $   321         $   (29)
 Per common share - basic (in dollars)                     1.59         2.31             (.33)           1.10            (.12)
                  - diluted (in dollars)                   1.58         2.29             (.33)           1.10            (.12)
-----------------------------------------------------------------------------------------------------------------------------------

BALANCE SHEET POSITION AT YEAR-END
 Current assets                                         $ 2,018      $ 2,046          $ 1,888         $ 1,737         $ 1,572
 Net property, plant and equipment                        7,566        7,298            7,521           8,471           8,536
 Total assets                                            10,565       10,151           10,109          10,951          10,822
 Short-term debt                                            525          323              384              56              24
 Other current liabilities                                1,737        1,819            1,641           1,656           1,619
 Long-term debt                                           2,476        2,642            3,367           3,983           4,274
 Common stockholders' equity                              3,618        3,340            2,872           3,163           3,032
  Per share (in dollars)                                  12.53        11.62             9.99           11.01           10.58
-----------------------------------------------------------------------------------------------------------------------------------

CASH FLOW DATA
 Net cash from operating activities                     $ 1,246      $ 1,503          $ 1,044         $   720         $   830
 Net cash from operating activities
  before working capital changes                          1,460        1,339            1,128             944             910
 Capital expenditures                                     1,038          751              642             753             910
 Disposal of assets                                          60          282               77             263             174
 Dividends paid                                             219          201              199             201             201
-----------------------------------------------------------------------------------------------------------------------------------

EMPLOYEE DATA
 Marathon Group:
  Total employment costs                                $   854      $   790          $   781         $   856         $   845
  Average number of employees                            20,695       20,461           21,015          21,005          21,963
  Number of pensioners at year-end                        3,099        3,203            3,378           3,495           3,572
 Emro Marketing Company:
 (Included in Marathon Group totals)
  Total employment costs                                $   263      $   241          $   229         $   221         $   211
  Average number of employees                            12,816       12,474           12,087          11,669          11,550
  Number of pensioners at year-end                          215          207              206             199             187
-----------------------------------------------------------------------------------------------------------------------------------

STOCKHOLDER DATA AT YEAR-END
 Number of common shares
 outstanding (in millions)                                288.8        287.5            287.4           287.2           286.6
 Registered shareholders (in thousands)                    84.0         92.1            101.2           110.4           118.5
 Market price of common stock                           $33.750      $23.875          $19.500         $16.375         $16.500
-----------------------------------------------------------------------------------------------------------------------------------

/(a)/ These items are included in both revenues and costs and expenses, resulting in no effect on income.

/(b)/  Reclassified to conform to 1997 classifications.

               Management's Discussion and Analysis

                   The Marathon Group includes Marathon Oil Company ("Marathon")
               and certain other subsidiaries of USX Corporation ("USX"), which are engaged in worldwide exploration, production, transportation and marketing of crude oil and natural gas; domestic refining, marketing and transportation of petroleum products; and power generation. Effective January 1, 1998, the USX - Marathon Group and Ashland Inc. formed a new refining, marketing and transportation company, Marathon Ashland Petroleum LLC ("MAP"). For further discussion of MAP, see Note 28 to the Marathon Group Financial Statements and Management's Discussion and Analysis of Operations - Outlook herein. Management's Discussion and Analysis should be read in conjunction with the Marathon Group's Financial Statements and Notes to Financial Statements.

                   During 1997, the Marathon Group's financial performance was primarily led by strong refined product margins, which significantly offset the unfavorable effects of lower worldwide liquid hydrocarbon prices and volumes. In addition, Marathon increased its 1997 capital and investment expenditures by $507 million, or 66%, from 1996 levels, substantially funding its spending with cash provided by operating activities.

                   Certain sections of Management's Discussion and Analysis
               include forward-looking statements concerning trends or events potentially affecting the businesses of the Marathon Group. These statements typically contain words such as "anticipates", "believes", "estimates", "expects" or similar words indicating that future outcomes are uncertain. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, these statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in forward-looking statements. For additional risk factors affecting the businesses of the Marathon Group, see Supplementary Data - Disclosures About Forward-Looking Statements in USX's 1997 Form 10-K.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF INCOME

                   REVENUES for each of the last three years are summarized in the following table:

               (Dollars in millions)                               1997       1996       1995
               -----------------------------------------------------------------------------------
               Refined products                                  $  7,012   $  7,132   $  6,127
               Merchandise                                          1,045      1,000        941
               Liquid hydrocarbons                                    941      1,111        881
               Natural gas                                          1,331      1,194        950
               Transportation and other/(a)/(c)/                      253        277        239
                                                                 --------   --------   --------
               Subtotal                                            10,582     10,714      9,138
                                                                 --------   --------   --------
               Matching buy/sell transactions/(b)/                  2,436      2,912      2,067
               Excise taxes/(b)/                                    2,736      2,768      2,708
                                                                 --------   --------   --------
                     Total revenues/(c)/                         $ 15,754   $ 16,394   $ 13,913
               -----------------------------------------------------------------------------------

               /(a)/ Includes dividend and affiliate income, net gains on disposal of assets and other income.
               /(b)/ Included in both revenues and operating costs, resulting in no effect on income.
               /(c)/ Amounts in 1996 and 1995 were reclassified in 1997 to include dividend and affiliate income and other income, and to conform to other 1997 classifications.

                   Revenues (excluding matching buy/sell transactions and excise taxes) decreased by $132 million in 1997 from 1996 and increased by $1,576 million in 1996 from 1995. The decrease in 1997 mainly reflected lower average refined product prices and lower worldwide liquid hydrocarbon prices and volumes, partly offset by increased volumes of refined products and higher domestic natural gas volumes and prices. The increase in 1996 primarily resulted from higher average refined product, worldwide liquid hydrocarbon and natural gas prices, partially offset by lower worldwide liquid hydrocarbon volumes.

               Management's Discussion and Analysis CONTINUED

                    INCOME FROM OPERATIONS and certain items included in income from operations for each of the last three years are summarized in the following table:

               (Dollars in millions)                                              1997       1996       1995
               --------------------------------------------------------------------------------------------------
               Income from operations/(a)/                                      $   932    $ 1,296    $   147
               Less: Certain favorable (unfavorable) items
                IMV reserve adjustment/(b)/                                        (284)       209         70
                Net gains on certain asset sales/(c)/                                -          35         -
                Charges for withdrawal from MPA/(d)/                                 -         (10)        -
                Certain state tax adjustments/(e)/                                   -         (11)        -
                Impairment of long-lived assets/(f)/                                 -          -        (659)
                Expected environmental remediation recoveries/(g)/                   -          -          15
                                                                                -------    -------    -------
                    Subtotal                                                       (284)       223       (574)
                                                                                -------    -------    -------
                    Income from operations excluding above items                $ 1,216    $ 1,073    $   721
               --------------------------------------------------------------------------------------------------

               /(a)/ Consists of operating income, dividend and affiliate income, net gains on disposal of investments and other income. Amounts for 1996 and 1995 were reclassified in 1997 to include dividend and affiliate income and other income, and to conform to other 1997 classifications. See Note 9 to the Consolidated Financial Statements for a discussion of operating income.
               /(b)/ The inventory market valuation ("IMV") reserve reflects the extent to which the recorded LIFO cost basis of crude oil and refined products inventories exceeds net realizable value. For additional details of this noncash adjustment, see discussion below.
               /(c)/ Includes net gains on sales of interests in a domestic pipeline company and certain production properties.
               /(d)/ Marine Preservation Association ("MPA") is a non-profit oil spill response group.
               /(e)/ Accrual of domestic production taxes for prior years.
               /(f)/ Related to adoption of Statement of Financial Accounting
                     Standards No. 121 - "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of " ("SFAS No. 121").
               /(g)/ Expected recoveries from state governments of expenditures related to underground storage tanks at retail marketing outlets.

                    Adjusted income from operations increased by $143 million in
               1997 from 1996 and by $352 million in 1996 from 1995. The improvement in 1997 was primarily due to higher average refined product margins and higher worldwide natural gas prices, partially offset by reduced worldwide liquid hydrocarbon production and prices, higher worldwide exploration expense and increased administrative expenses. The improvement in 1996 from 1995 was primarily due to higher worldwide liquid hydrocarbon and natural gas prices, reduced depreciation, depletion and amortization ("DD&A") expense, resulting mainly from the fourth quarter 1995 adoption of SFAS No. 121 and property sales, and increased worldwide volumes of natural gas. These favorable effects were partially offset by lower worldwide liquid hydrocarbon volumes, net losses on production hedging activities (primarily occurring in the fourth quarter of 1996) and lower refined product margins. For additional details, see Management's Discussion and Analysis of Operations.

                    With respect to the IMV reserve adjustment, when U. S. Steel
               Corporation acquired Marathon Oil Company in March 1982, crude oil and refined product prices were at historically high levels. In applying the purchase method of accounting, Marathon's crude oil and refined product inventories were revalued by reference to current prices at the time of acquisition. This became the new LIFO cost basis of the inventories, which has been maintained since the 1982 acquisition. Generally accepted accounting principles require that inventories be valued at lower of cost or market. Accordingly, Marathon has established an IMV reserve to reduce the LIFO cost basis of these inventories on a quarterly basis, to the extent necessary, to current market value. Adjustments to the IMV reserve result in noncash charges or credits to income from operations. These adjustments affect the comparability of financial results from period to period as well as comparisons with other energy companies, which may not have such adjustments. The IMV reserve adjustments have been separately reported, on a consistent basis, as a component of operating results and separately identified in management's discussion of operations.

                    Commodity prices have fluctuated widely and, since 1986,
               have generally remained below prices that existed at the time of the 1982 acquisition, resulting in periodic adjustments to the LIFO cost basis of the inventories. At December 31, 1997, LIFO cost exceeded market prices by $284 million, resulting in a corresponding charge to income from operations for total year 1997. During 1996 and 1995, favorable market price movements resulted in credits to income from operations of $209 million

               Management's Discussion and Analysis CONTINUED

               and $70 million, respectively. The $493 million variance in income from operations between 1997 and 1996 for the IMV reserve adjustments (and $139 million variance between 1996 and 1995) affects the comparability of reported financial results. In management's opinion, the Marathon Group's operating performance should be evaluated exclusive of the IMV reserve adjustments, which management believes provides a more indicative view of the profit and cash flow performance of the Group.

                    NET INTEREST AND OTHER FINANCIAL COSTS decreased by $45
               million in 1997 from 1996, following a decrease of $32 million in 1996 from 1995. The decrease in both periods was mainly due to lower average debt levels, while 1997 also reflected an increase in capitalized interest on worldwide exploration and production projects. For additional details, see Note 6 to the Marathon Group Financial Statements.

                    The CREDIT FOR ESTIMATED INCOME TAXES in 1995 included
               incremental tax benefits of $44 million resulting from USX's election to credit, rather than deduct, foreign income taxes for U.S. federal income tax purposes. For reconciliation of the federal statutory tax rate to total provisions (credits), see
               Note 18 to the Marathon Group Financial Statements.

                    An EXTRAORDINARY LOSS on extinguishment of debt of $7
               million in 1996 and $5 million in 1995 represents the portion of the loss on early extinguishment of USX debt attributed to the Marathon Group. For additional information, see Note 8 to the Marathon Group Financial Statements.

                    NET INCOME decreased by $208 million in 1997 from 1996,
               following an increase of $752 million in 1996 from 1995. Excluding the aftertax effects of the IMV reserve adjustment and other special items, financial results increased by $106 million in 1997 from 1996 and by $300 million in 1996 from 1995, primarily reflecting the factors discussed above.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION, CASH FLOWS AND LIQUIDITY

                    CURRENT ASSETS declined $28 million from year-end 1996,
               primarily due to a decrease in inventories, offset by an increase in receivables. The reduced inventory values were due mainly to lower year-end refined product prices, which resulted in an IMV reserve of $284 million. The increase in receivables was primarily due to the termination of the accounts receivable sales program (see Note 23 to the Marathon Group Financial Statements), partly offset by a reduction in trade receivables from lower year-end commodity prices.

                    CURRENT LIABILITIES increased $120 million from year-end
               1996, primarily due to an increase in long-term debt due within one year.

                    NET PROPERTY, PLANT AND EQUIPMENT increased by $268 million from year-end 1996, primarily reflecting property additions in excess of DD&A and dry well write-offs. Net property, plant and equipment for each of the last three years is summarized in the following table:

               (Dollars in millions)                          1997      1996      1995
               ---------------------------------------------------------------------------
               Exploration and production
                United States                               $ 3,452   $ 3,172   $ 3,220
                International                                 2,165     2,197     2,419
               Refining                                         751       758       766
               Marketing                                        834       802       753
               Transportation                                   271       285       276
               Other                                             93        84        87
                                                            -------   -------   -------
                    Total                                   $ 7,566   $ 7,298   $ 7,521
               ---------------------------------------------------------------------------

                    TOTAL LONG-TERM DEBT AND NOTES PAYABLE at December 31, 1997
               was $3.0 billion, essentially unchanged from year-end 1996, mainly reflecting that cash required for Marathon's expanded capital and investment expenditure program and for dividend payments was substantially provided by cash from operating activities, trust withdrawals and asset disposals. Virtually all of the debt is a direct obligation of, or is guaranteed by, USX.

                    Net cash provided from operating activities totaled $1,246 million in 1997, compared with $1,503 million in 1996 and $1,044 million in 1995. Cash provided from operating activities in 1997 included the impact of terminating Marathon's participation in an accounts receivable sales program, resulting in a cash outflow of $340 million. Operating cash flow in 1996 included payments of $39 million related to certain state tax issues, while 1995 included payments of $96 million

               Management's Discussion and Analysis CONTINUED

               representing the Marathon Group's share of the amortized discount on USX's zero coupon debentures. Excluding the effects of these items, net cash from operating activities increased by $44 million in 1997 from 1996 and by $402 million in 1996 from 1995. The increase in 1997 mainly reflected improved net income (excluding the IMV reserve adjustment and other noncash items), partially offset by increased income tax payments. The increase in 1996 was primarily due to favorable working capital changes and improved net income (excluding the IMV reserve adjustment and other noncash items).

                    CAPITAL EXPENDITURES for each of the last three years are
               summarized in the following table:

               (Dollars in millions)                                              1997      1996      1995
               ------------------------------------------------------------------------------------------------
               Exploration and production ("Upstream")
                United States                                                   $   647   $   424   $   322
                International                                                       163        80       141
                                                                                -------   -------   -------
                    Total exploration and production                                810       504       463
               Refining, marketing and transportation ("Downstream")                216       222       169
               Other                                                                 12        25        10
                                                                                -------   -------   -------
                    Total                                                       $ 1,038   $   751   $   642
               ------------------------------------------------------------------------------------------------

                    During 1997, domestic upstream capital spending mainly
               included development of Gulf of Mexico properties, including Viosca Knoll 786 (Petronius), Green Canyon 244 (Troika), Ewing Bank 963 (Arnold) and Ewing Bank 917 (Oyster). International upstream spending included development of the West Brae field in the U.K. North Sea and projects in Egypt and offshore Gabon. Downstream spending in 1997 mainly consisted of upgrading and expanding Emro Marketing Company's network of retail outlets, and refinery modification projects. Contract commitments for capital expenditures at year-end 1997 were $268 million, compared with $388 million at year-end 1996.

                    Capital expenditures in 1998 are expected to increase to
               approximately $1.3 billion, with the increase from 1997 levels mainly due to the inclusion of 100% of the capital requirements for MAP, which commenced operations on January 1, 1998. Domestic upstream projects planned for 1998 include continuing development of Petronius and Green Canyon 112/113 (Stellaria) in the Gulf of Mexico, while international upstream projects include development of the Tchatamba South field, offshore Gabon. Downstream spending by MAP will primarily consist of upgrades and expansions of retail marketing outlets and refinery modifications.

                    INVESTMENTS IN EQUITY AFFILIATES of $233 million in 1997
               mainly reflected funding of equity affiliates' capital projects, primarily the Sakhalin II project in the Russian Far East Region and the Nautilus natural gas pipeline system in the Gulf of Mexico. Also included were Marathon's acquisition of an additional 7.5% interest in Sakhalin Energy Investment Company Ltd. ("Sakhalin Energy"), bringing its total interest to 37.5%, investment in the Odyssey crude oil pipeline system in the Gulf of Mexico (with a 29% interest) and acquisition of a 50% ownership in a power generation company in Ecuador.

                    In 1998, investments in equity affiliates are expected to be approximately $150 million, primarily reflecting additional funding of Sakhalin Energy's spending on the Sakhalin II project and funding of power generation projects. Although project expenditures for the Sakhalin II project remain high, third-party financing arranged by Sakhalin Energy is expected to reduce the need for direct investment by Marathon in 1998.

                    The above statements with respect to future capital
               expenditures and investments are forward-looking statements, reflecting management's best estimates, based on information currently available. To the extent this information proves to be inaccurate, the timing and levels of future spending could differ materially from those included in the forward-looking statements. Factors that could cause future capital expenditures and investments to differ materially from present expectations include industry supply and demand factors, general economic conditions, levels of cash flow from operations, available business opportunities, unforeseen hazards such as weather conditions, and/or by delays in obtaining government or partner approval. In addition, levels of investments may be affected by the ability of equity affiliates to obtain third-party financing.

                    Cash from disposal of assets was $60 million in 1997,
               compared with $282 million in 1996 and $77 million in 1995. Proceeds in 1997 were mainly from the sales of interests in various domestic upstream properties, certain cost-basis investments and an interest in a domestic pipeline company. Proceeds in 1996 primarily reflected the sales of interests in certain domestic and international oil

               Management's Discussion and Analysis CONTINUED

               and gas production properties and the sale of an equity interest in a domestic pipeline company. Proceeds in 1995 were mainly from the sales of certain domestic oil and gas production properties.

                    WITHDRAWAL FROM PROPERTY EXCHANGE TRUSTS of $98 million in
               1997 mainly represented cash withdrawn from an interest-bearing escrow account that was established in 1996 in connection with the disposal of oil production properties in Alaska.

                    FINANCIAL OBLIGATIONS increased $58 million in 1997 as net cash provided from operating activities, trust withdrawals and asset sales was slightly exceeded by cash used for capital expenditures, investments in equity affiliates and dividend payments. Financial obligations consist of the Marathon Group's portion of USX debt and preferred stock of a subsidiary attributed to both groups, as well as debt specifically attributed to the Marathon Group. For discussion of USX financing activities attributed to both groups, see Management's Discussion and Analysis of USX Consolidated Financial Condition, Cash Flows and Liquidity.

                    DIVIDENDS PAID in 1997 increased by $18 million from 1996, mainly due to a two-cents-per-share increase in the quarterly USX - Marathon Group Common Stock dividend rate, initially declared in October 1996.

                    In January 1998, the USX Board of Directors declared a
               fourth quarter dividend on the USX - Marathon Group Common Stock of 21 cents per share, an increase of two cents per share over the previous quarterly dividend. Total dividends paid on the USX Marathon Group Common Stock in the first quarter of 1998 will increase by approximately $6 million as a result of this increase.

               DERIVATIVE INSTRUMENTS

                    See Quantitative and Qualitative Disclosures About Market
               Risk for a discussion of derivative instruments and associated market risk.

               LIQUIDITY

                    For discussion of USX's liquidity and capital resources, see
               Management's Discussion and Analysis of USX Consolidated Financial Condition, Cash Flows and Liquidity.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF ENVIRONMENTAL MATTERS, LITIGATION AND CONTINGENCIES

                    The Marathon Group has incurred and will continue to incur substantial capital, operating and maintenance, and remediation expenditures as a result of environmental laws and regulations. To the extent these expenditures, as with all costs, are not ultimately reflected in the prices of the Marathon Group's products and services, operating results will be adversely affected. The Marathon Group believes that substantially all of its competitors are subject to similar environmental laws and regulations. However, the specific impact on each competitor may vary depending on a number of factors, including the age and location of its operating facilities, marketing areas, production processes and whether or not it is engaged in the petrochemical or power business or the marine transportation of crude oil and refined products.

                    Marathon Group environmental expenditures for each of the
               last three years were/(a)/:

               (Dollars in millions)                    1997      1996      1995
               ----------------------------------------------------------------------
               Capital                                 $   81    $   66    $   50
               Compliance
                Operating & maintenance                    84        75       102
                Remediation/(b)/                           19        26        37
                                                       ------    ------    ------
                    Total                              $  184    $  167    $  189
               ----------------------------------------------------------------------

               /(a)/ Amounts are based on American Petroleum Institute survey guidelines.
               /(b)/ These amounts do not include noncash provisions recorded for environmental remediation, but include spending charged against such reserves, net of recoveries, where permissible.

                    The Marathon Group's environmental capital expenditures
               accounted for 8% of total capital expenditures in 1997 and 1995 and 9% in 1996.

                    During 1995 through 1997, compliance expenditures
               represented 1% of the Marathon Group's total operating costs. Remediation spending during this period was primarily related to retail

               Management's Discussion and Analysis CONTINUED

               marketing outlets which incur ongoing clean-up costs for soil and groundwater contamination associated with underground storage tanks and piping.

                    USX has been notified that it is a potentially responsible party ("PRP") at 20 waste sites related to the Marathon Group under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") as of December 31, 1997. In addition, there are 11 sites related to the Marathon Group where USX has received information requests or other indications that USX may be a PRP under CERCLA but where sufficient information is not presently available to confirm the existence of liability. There are also 71 additional sites, excluding retail marketing outlets, related to the Marathon Group where remediation is being sought under other environmental statutes, both federal and state, or where private parties are seeking remediation through discussions or litigation. At many of these sites, USX is one of a number of parties involved and the total cost of remediation, as well as USX's share thereof, is frequently dependent upon the outcome of investigations and remedial studies. The Marathon Group accrues for environmental remediation activities when the responsibility to remediate is probable and the amount of associated costs is reasonably determinable. As environmental remediation matters proceed toward ultimate resolution or as additional remediation obligations arise, charges in excess of those previously accrued may be required. See Note 27 to the Marathon Group Financial Statements.

                    Effective January 1, 1997, USX adopted the American
               Institute of Certified Public Accountants Statement of Position No. 96-1 - "Environmental Remediation Liabilities" - which requires that companies include direct costs in accruals for remediation liabilities. Income from operations in 1997 included first quarter charges of $7 million (net of expected recoveries) related to such adoption, primarily for accruals of post-closure monitoring costs, study costs and administrative costs. See Note 3 to the Marathon Group Financial Statements for additional discussion.

                    New or expanded environmental requirements, which could
               increase the Marathon Group's environmental costs, may arise in the future. USX intends to comply with all legal requirements regarding the environment, but since many of them are not fixed or presently determinable (even under existing legislation) and may be affected by future legislation, it is not possible to predict accurately the ultimate cost of compliance, including remediation costs which may be incurred and penalties which may be imposed. However, based on presently available information, and existing laws and regulations as currently implemented, the Marathon Group does not anticipate that environmental compliance expenditures (including operating and maintenance and remediation) will materially increase in 1998. The Marathon Group's capital expenditures for environmental controls are expected to be approximately $100 million in 1998. Predictions beyond 1998 can only be broad-based estimates which have varied, and will continue to vary, due to the ongoing evolution of specific regulatory requirements, the possible imposition of more stringent requirements and the availability of new technologies, among other matters. Based upon currently identified projects, the Marathon Group anticipates that environmental capital expenditures will be approximately $70 million in 1999; however, actual expenditures may vary as the number and scope of environmental projects are revised as a result of improved technology or changes in regulatory requirements and could increase if additional projects are identified or additional requirements are imposed.

                    USX is the subject of, or party to, a number of pending or threatened legal actions, contingencies and commitments relating to the Marathon Group involving a variety of matters, including laws and regulations relating to the environment, certain of which are discussed in Note 27 to the Marathon Group Financial Statements. The ultimate resolution of these contingencies could, individually or in the aggregate, be material to the Marathon Group financial statements. However, management believes that USX will remain a viable and competitive enterprise even though it is possible that these contingencies could be resolved unfavorably to the Marathon Group. See Management's Discussion and Analysis of USX Consolidated Financial Condition, Cash Flows and Liquidity.

               Management's Discussion and Analysis CONTINUED

MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS

                    The Marathon Group's income from operations and average
               volumes and selling prices for each of the last three years were as follows:

                          INCOME FROM OPERATIONS/(a)/

               (Dollars in millions)                                              1997       1996      1995
               -------------------------------------------------------------------------------------------------
               Exploration and production (Upstream)
                Domestic                                                        $   500    $   530    $  306
                International                                                       273        374       178
                                                                                -------    -------    ------
                    Total exploration and production                                773        904       484
               Refining, marketing and transportation (Downstream)                  563        239       274
               Other energy related businesses/(b)/                                  48         77        60
               Administrative/(c)/                                                 (168)      (133)      (82)
                                                                                -------    -------    ------
                                                                                  1,216      1,087       736
               Impairment of long-lived assets/(d)/                                 -          -        (659)
               IMV reserve adjustment                                              (284)       209        70
                                                                                -------    -------    ------
                    Total                                                       $   932    $ 1,296    $  147
               -------------------------------------------------------------------------------------------------

               /(a)/ Consists of operating income, dividend and affiliate income, net gains on disposal of investments and other income. Amounts for 1996 and 1995 were reclassified in 1997 to include dividend and affiliate income and other income, and to conform to other 1997 classifications. See Note 9 to the Consolidated Financial Statements for a discussion of operating income.
               /(b)/ Includes marketing and transportation of domestic natural gas and crude oil, and power generation.
               /(c)/ Includes the portion of the Marathon Group's administrative costs not allocated to the operating components and the portion of USX corporate general and administrative costs allocated to the Marathon Group.
               /(d)/ Reflects adoption of SFAS No. 121, effective October 1,
                     1995. Consists of $(343) million related to Domestic upstream, $(190) million related to International upstream, and $(126) million related to Downstream.

                      AVERAGE VOLUMES AND SELLING PRICES

                                                                                       1997      1996      1995
               ------------------------------------------------------------------------------------------------------
               (thousands of barrels per day)
               Net liquids production/(a)/   - U.S.                                      115       122       132
                                             - International/(b)/                         49        59        73
                                                                                     -------   -------   -------
                                             - Worldwide                                 164       181       205
               (millions of cubic feet per day)
               Net natural gas production    - U.S.                                      722       676       634
                                             - International - equity                    423       499       463
                                             - International - other/(c)/                 32        32        35
                                                                                     -------   -------   -------
                                             - Total Consolidated                      1,177     1,207     1,132
                                             - Equity affiliate                           42        45        44
                                                                                     -------   -------   -------
                                             - Worldwide                               1,219     1,252     1,176
               ------------------------------------------------------------------------------------------------------
               (dollars per barrel)
               Liquid hydrocarbons/(a)(d)/   - U.S.                                  $ 16.88   $ 18.58   $ 14.59
                                             - International                           18.77     20.34     16.66
               (dollars per mcf)
               Natural gas/(d)/              - U.S.                                  $  2.20   $  2.09   $  1.63
                                             - International - equity                   2.00      1.97      1.80
               ------------------------------------------------------------------------------------------------------
               (thousands of barrels per day)
               Refined products sold                                                     775       775       747
                 Matching buy/sell volumes included in above                              51        71        47
               ------------------------------------------------------------------------------------------------------

               /(a)/ Includes crude oil, condensate and natural gas liquids. /(b)/ Represents equity tanker liftings, truck deliveries and direct deliveries.
               /(c)/ Represents gas acquired for injection and subsequent resale.
               /(d)/ Prices exclude gains/losses from hedging activities.

               Management's Discussion and Analysis CONTINUED

                    DOMESTIC UPSTREAM income from operations decreased by $30
               million in 1997 from 1996 following an increase of $224 million in 1996 from 1995. The decrease in 1997 was primarily due to lower liquid hydrocarbon prices and production and higher exploration expense, partially offset by increased natural gas production and prices. In addition, results in 1996 included net losses of $38 million on production hedging activities (see Quantitative and Qualitative Disclosures About Market Risk for the Marathon Group for additional details). The lower liquid hydrocarbon volumes were mostly due to the fourth quarter 1996 disposal of oil producing properties in Alaska, while the increase in natural gas volumes was mainly attributable to properties in east Texas, Oklahoma and Wyoming.

                    The increase in 1996 from 1995 was primarily due to higher average liquid hydrocarbon and natural gas prices, reduced DD&A expense resulting, in part, from the fourth quarter 1995 adoption of SFAS No. 121, and increased natural gas volumes, partially offset by lower liquid hydrocarbon volumes, net losses on hedging activities, higher exploration expense and an unfavorable production tax adjustment for prior years.

                    INTERNATIONAL UPSTREAM income from operations decreased by
               $101 million in 1997 following an increase of $196 million in 1996. The decrease in 1997 was mainly due to lower liquid hydrocarbon liftings, lower natural gas volumes and lower liquid hydrocarbon prices. These items were partially offset by reduced pipeline and terminal expenses and reduced DD&A expenses, due largely to the lower volumes. The lower liquid hydrocarbon liftings primarily reflected lower production in the U.K. North Sea, while the lower natural gas volumes were mainly due to natural field declines in Ireland and Norway.

                    The increase in 1996 from 1995 primarily reflected higher
               average liquid hydrocarbon and natural gas prices, reduced DD&A expense resulting, mainly, from property sales and the adoption of SFAS No. 121, lower exploration expense and increased natural gas volumes, partially offset by lower liquid hydrocarbon liftings. Income from operations in 1996 also included a gain on the sale of certain production properties in the U.K. North Sea.

                    DOWNSTREAM income from operations increased by $324 million in 1997 following a decrease of $35 million in 1996. The increase in 1997 was predominantly due to an improvement in refined product margins as favorable effects of reduced crude oil and other feedstock costs more than offset a decrease in refined product sales prices.

                    The decrease in 1996 from 1995 was mainly due to lower
               refined product margins as increases in wholesale and retail prices were unable to keep up with the increased costs of acquiring crude oil and other feedstocks. In addition, 1996 results included a $10 million charge for the withdrawal from the MPA, a non-profit oil response group, while 1995 results included a $15 million favorable noncash adjustment for expected environmental remediation recoveries.

                    OTHER ENERGY RELATED BUSINESSES income from operations
               decreased by $29 million in 1997 following an increase of $17 million in 1996. The decrease in 1997 and the increase in 1996 were mainly due to a 1996 gain on the sale of an equity interest in a domestic pipeline company.

                    In the fourth quarter of 1997, the Marathon Group began
               reporting "Other energy related businesses" as an operating category. This category includes income from operations of Carnegie Natural Gas Company (formerly reported as "Gas Gathering and Processing"), Marathon Power Company, Ltd. and certain activities that were excluded from MAP (such as Marathon's natural gas and crude oil marketing operations and interests in various pipeline companies).

                    ADMINISTRATIVE expenses increased by $35 million in 1997
               following an increase of $51 million in 1996 from 1995. The increase in 1997 mainly reflected higher accruals for stock appreciation rights and increased accruals for other employee benefit and compensation plans, including Marathon's performance-based variable pay plan. The increase in 1996 from 1995 primarily resulted from a change in the methodology for distributing costs of certain administrative services to other operating components.

               Management's Discussion and Analysis CONTINUED

               OUTLOOK

                    The outlook regarding the Marathon Group's sales levels,
               margins and income is largely dependent upon future prices and volumes of crude oil, natural gas and refined products. Prices have historically been volatile and have frequently been driven by unpredictable changes in supply and demand resulting from fluctuations in economic activity and political developments in the world's major oil and gas producing areas, including OPEC member countries. Any substantial decline in such prices could have a material adverse effect on the Marathon Group's results of operations. A prolonged decline in such prices could also adversely affect the quantity of crude oil and natural gas reserves that can be economically produced and the amount of capital available for exploration and development.

                    With respect to Marathon's upstream operations, worldwide
               liquid hydrocarbon volumes are expected to increase by twenty-five percent in 1998, with most of the increase anticipated in the second half of the year. This primarily reflects projected new production from fields in the Gulf of Mexico (such as Green Canyon 244 and Ewing Bank Blocks 963 and 917), the Tchatamba Marine field in Gabon and the West Brae field in the U.K. North Sea, partially offset by natural production declines of mature fields. Marathon's worldwide natural gas volumes in 1998 are expected to remain consistent with 1997 volumes at around 1.2 billion cubic feet per day, as natural declines in mature international fields, primarily in Ireland and Norway, are anticipated to be offset by increases in domestic production (mainly in the Austin Chalk area in Texas, Green Canyon 244 and the Vermillion Basin in Wyoming). These projections are based on known discoveries and do not include any additions from acquisitions or future exploratory drilling.

                    Other major upstream projects, which are currently underway or under evaluation and are expected to improve future income streams, include Viosca Knoll Block 786 and Green Canyon Blocks 112 and 113 in the Gulf of Mexico, the Tchatamba South field, located offshore Gabon, and the Sakhalin II project in Russia (discussed below).

                    The Marathon Group holds a 37.5% interest in Sakhalin
               Energy, an incorporated joint venture company responsible for the overall management of the Sakhalin II project. This project includes development of the Piltun-Astokhskoye ("P-A") oil field and the Lunskoye gas field located offshore Sakhalin Island in the Russian Far East Region. During 1997, authorized representatives of the Russian Government approved the Development Plan for the P-A License Area, Phase 1: Astokh Feature. Appraisal work for the remainder of the P-A field was also authorized. The P-A full field development plan is scheduled to be completed and submitted to the Russian Government by June 1999. First production of oil from the Astokh Feature, which will be developed using an arctic-class drilling vessel called the Molikpaq, remains on target for the summer of 1999. Late in 1997, the Sakhalin Energy consortium arranged for a limited recourse project financing facility of $348 million with a group of international financial institutions. Subject to various conditions, initial borrowings by Sakhalin Energy under this facility are anticipated in 1998 to partially fund Phase 1 expenditure requirements.

                    Looking at downstream operations, Marathon and Ashland Inc.
               officially formed MAP, which commenced operations on January 1, 1998. Major elements of both firms' refining, marketing and transportation operations were combined, with Marathon having a 62% ownership interest in MAP and Ashland holding a 38% interest. MAP has seven refineries with a combined capacity of 935,000 barrels per day ("bpd"), 84 light products and asphalt terminals in the Midwest and Southeast United States, about 5,400 retail marketing outlets in 20 states and significant pipeline holdings. Potential efficiencies derived by MAP have been broadly estimated to be in excess of $200 million annually on a pretax basis. While a modest part of these efficiencies will be achieved in mid- to late 1998, full realization of efficiencies should occur over the next few years as MAP's integration plans are implemented. In conjunction with the formation of MAP, the Marathon Group is expected to recognize an estimated $250 million one-time, pretax change in interest gain in the first quarter of 1998. For additional details of the agreements and the one-time financial gain, see Note 28 to the Marathon Group Financial Statements.

                    MAP's refined product sales volumes for 1998 are expected to increase slightly from 1997 levels of Marathon's and Ashland's separate downstream operations, which were a combined volume of approximately 1.2 million bpd. A major maintenance shutdown ("turnaround") was completed at the Garyville (La.) refinery in early 1998, and major turnarounds are planned for the Canton
               (Ohio) refinery in the fourth quarter of 1998, the Catlettsburg (Ky.) refinery in the first quarter of 1999 and the Detroit (Mich.) refinery in the fourth quarter of 1999. Each turnaround is expected to last about one month.

               Management's Discussion and Analysis CONTINUED

                    The above forward-looking statements of projects, expected production and sales levels, and dates of initial production are based on a number of assumptions, including (among others) prices, supply and demand, regulatory constraints, reserve estimates, production decline rates for mature fields, reserve replacement rates, and geological and operating considerations. In addition, development of new production properties in countries outside the United States may require protracted negotiations with host governments and is frequently subject to political considerations, such as tax regulations, which could adversely affect the economics of projects. With respect to the Sakhalin II project in Russia, Sakhalin Energy continues to seek to have certain Russian laws and normative acts at the Russian Federation and local levels brought into compliance with the existing Production Sharing Agreement Law. To the extent these assumptions prove inaccurate and/or negotiations, legal developments and other considerations are not satisfactorily resolved, actual results could be materially different than present expectations.

                    The above discussion also contains forward-looking
               statements with respect to the amount and timing of efficiencies to be realized by MAP. Some factors that could potentially cause actual results to differ materially from present expectations include unanticipated costs to implement shared technology, difficulties in integrating corporate structures, delays in leveraging volume procurement advantages or delays in personnel rationalization.

               YEAR 2000

                    The Marathon Group continues to identify, analyze, modify
               and/or replace non-compliant systems, equipment and other devices that utilize date/time-oriented software or computer chips. Marathon has contacted all of its vendors from which systems have been purchased and has requested that appropriate corrections be provided by mid-1998. Modifications to internally developed systems are being handled in-house. In addition, during 1997, Marathon began including Year 2000 provisions in a variety of its contracts. In management's opinion, the incremental costs associated with these efforts will not be material to the operating results of the Marathon Group.

                    This discussion of Marathon's efforts and management's
               expectations relating to the effect of Year 2000 compliance on operating results are forward-looking statements. Actual results could be materially different because Marathon's ability to achieve Year 2000 compliance and the level of incremental costs associated therewith could be adversely affected by unanticipated problems identified in the ongoing compliance review. In addition, Marathon has limited or no control over comparable corrective actions by proprietary software vendors and other entities with which it interacts. Therefore, Year 2000 compliance problems experienced by these entities could adversely affect the operating results of the Marathon Group.

               ACCOUNTING STANDARDS

                    In June 1997, the Financial Accounting Standards Board
               issued two new accounting standards: Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" requires that companies report all recognized changes in assets and liabilities that are not the result of transactions with owners, including those that are not reported in net income. USX plans to adopt the standard, effective with its 1998 financial statements, as required.

                    Statement of Financial Accounting Standards No. 131,
               "Disclosures about Segments of an Enterprise and Related Information" introduces a "management approach" for identifying reportable industry segments of an enterprise. USX plans to adopt the standard, effective with its 1998 financial statements, as required.

             The Marathon Group
             Quantitative and Qualitative Disclosures About Market Risk

             MANAGEMENT OPINION CONCERNING DERIVATIVE INSTRUMENTS

                USX employs a strategic approach of limiting its use of
             derivative instruments principally to hedging activities, whereby gains and losses are generally offset by price changes in the underlying commodity. Based on this approach, combined with risk assessment procedures and internal controls, management believes that its use of derivative instruments does not expose the Marathon Group to material risk. The Marathon Group's use of derivative instruments for hedging activities could materially affect the Marathon Group's results of operations in particular quarterly or annual periods. This is primarily because use of such instruments may limit the company's ability to benefit from favorable price movements. However, management believes that use of these instruments will not have a material adverse effect on financial position or liquidity. For a summary of accounting policies related to derivative instruments, see Note 2 to the Marathon Group Financial Statements.

             COMMODITY PRICE RISK AND RELATED RISKS

                In the normal course of its business, the Marathon Group is exposed to market risk, or price fluctuations related to the purchase, production or sale of crude oil, natural gas and refined products. To a lesser extent, the Marathon Group is exposed to the risk of price fluctuations on natural gas liquids, electricity, and petroleum feedstocks used as raw materials. The Marathon Group is also exposed to effects of price fluctuations on the value of its commodity inventories.

                The Marathon Group's market risk strategy has generally been to obtain competitive prices for its products and services and allow operating results to reflect market price movements dictated by supply and demand. However, the Marathon Group uses fixed-price contracts and derivative commodity instruments to manage a relatively small portion of its commodity price risk. The Marathon Group uses fixed-price contracts to manage market risk exposure related to the sale of portions of its natural gas production. In addition, the Marathon Group uses derivative commodity instruments such as exchange-traded futures contracts and options, and over-the-counter ("OTC") commodity swaps and options to manage exposure related to the purchase, production or sale of crude oil, natural gas, refined products and electricity. The Marathon Group's strategic approach is to limit the use of these instruments principally to hedging activities. Accordingly, gains and losses on derivative commodity instruments are generally offset by the effects of price changes in the underlying commodity. However, certain derivative commodity instruments have the effect of restoring the equity portion of fixed-price sales of natural gas to variable market-based prices. These instruments are used as part of Marathon's overall risk management programs.

             Quantitative and Qualitative Disclosures
             About Market Risk CONTINUED

                Sensitivity analyses of the incremental effects on pretax income of hypothetical 10% and 25% changes in commodity prices for open derivative commodity instruments for the Marathon Group as of December 31, 1997, are provided in the following table:/(a)/

             (Dollars in millions)
             --------------------------------------------------------------------------------
                                                                    INCREMENTAL DECREASE IN
                                                                   PRETAX INCOME ASSUMING A
                                                          HYPOTHETICAL PRICE CHANGE OF/(a)/
             Derivative Commodity Instruments                        10%     25%
             --------------------------------------------------------------------------------
              Crude oil (price increase)/(b)/                        $2.7    $ 8.6
               Natural gas (price decrease)/(b)/                      2.9      7.1
              Refined products (price decrease)/(b)/                   .4      1.1
                                                                     ----    -----
               Total                                                 $6.0    $16.8
             --------------------------------------------------------------------------------

             /(a)/ Gains and losses on derivative commodity instruments are generally offset by price changes in the underlying commodity. Effects of these offsets are not reflected in the sensitivity analyses. Amounts reflect the estimated incremental effect on pretax income of hypothetical 10% and 25% changes in closing commodity prices for each open contract position at December 31, 1997. The Marathon Group evaluates its portfolio of derivative commodity instruments on an ongoing basis and adds or revises strategies to reflect anticipated market conditions and changes in risk profiles. Changes to the size or composition of the portfolio subsequent to December 31, 1997, would cause future pretax income effects to differ from those presented in the table.

                   The number of net open contracts varied throughout 1997, from a low of 637 contracts at December 31, to a high of 9,307 contracts at June 11, and averaged 5,400 for the year. The derivative commodity instruments used and hedging positions taken also varied throughout 1997, and will continue to vary in the future. Because of these variations in the composition of the portfolio over time, the number of open contracts, by itself, cannot be used to predict future income effects. During 1998, the size of the portfolio is expected to increase above average 1997 levels as a result of increased volumes for Marathon Ashland Petroleum LLC, on a basis consistent with guidelines established in previously existing downstream hedging programs.

                   The calculation of sensitivity amounts for basis swaps assumes that the physical and paper indices are perfectly correlated. Gains and losses on options are based on the difference between the strike price and the underlying commodity price.

             /(b)/ The direction of the price change used in calculating the sensitivity amount for each commodity reflects that which would result in the largest incremental decrease in pretax income when applied to the derivative commodity instruments used to hedge that commodity.

                   While derivative commodity instruments are generally used to reduce risks from unfavorable commodity price movements, they also may limit the opportunity to benefit from favorable movements. During the fourth quarter of 1996, certain hedging strategies matured which limited the Marathon Group's ability to benefit from favorable market price increases on the sales of equity crude oil and natural gas production, resulting in pretax hedging losses of $33 million. In total, Marathon's upstream operations recorded pretax hedging losses of $3 million in 1997, compared with net losses of $38 million in 1996, and net gains of $10 million in 1995.

                   Marathon's downstream operations generally use derivative
             commodity instruments to lock-in costs of certain raw material purchases, to protect carrying values of inventories and to protect margins on fixed-price sales of refined products. In total, downstream operations recorded net pretax hedging gains of $29 million in 1997, compared with net losses of $22 million in 1996 and $4 million in 1995. Essentially, all of these upstream and downstream gains and losses were offset by changes in the prices of the underlying hedged commodities, with the net effect approximating the targeted results of the hedging strategies. For additional information relating to derivative commodity instruments, including aggregate contract values, and fair values, where appropriate, see Note 25 to the Marathon Group Financial Statements.

                   The Marathon Group is subject to basis risk, caused by
             factors that affect the relationship between commodity futures prices reflected in derivative commodity instruments and the cash market price of the underlying commodity. Natural gas transaction prices are frequently based on industry reference prices that may vary from prices experienced in local markets. For example, New York Mercantile Exchange ("NYMEX") contracts for natural gas are priced at Louisiana's Henry Hub, while the underlying quantities of natural gas may be produced and sold in the Western United States at prices that do not move in strict correlation with NYMEX prices. To the extent that commodity price changes

             Quantitative and Qualitative Disclosures
             About Market Risk CONTINUED

             in one region are not reflected in other regions, derivative commodity instruments may no longer provide the expected hedge, resulting in increased exposure to basis risk. These regional price differences could yield favorable or unfavorable results. OTC transactions are being used to manage exposure to most of the basis risk.

                The Marathon Group is subject to liquidity risk, caused by timing delays in liquidating contract positions due to a potential inability to identify a counterparty willing to accept an offsetting position. Due to the large number of active participants, exposure to liquidity risk is relatively low for exchange-traded transactions.

             INTEREST RATE RISK

                USX is subject to the effects of interest rate fluctuations on certain of its non-derivative financial instruments. A sensitivity analysis of the projected incremental effect of a hypothetical 10% decrease in year-end 1997 interest rates on the fair value of the Marathon Group's specifically attributed non-derivative financial instruments and the Marathon Group's portion of USX's non-derivative financial instruments attributed to all groups, is provided in the following table:

            (Dollars in millions)
            ---------------------------------------------------------------------------------------------------------
                                                                                                         Incremental
                                                                                                         Increase in
                                                                            Carrying       Fair              Fair
            Non-Derivative Financial Instruments/(a)/                      Value /(b)/   Value /(b)/      Value /(c)/
            ---------------------------------------------------------------------------------------------------------
            Financial assets:
            Investments and long-term receivables/(d)/                         $   86        $  143          $    --
            ---------------------------------------------------------------------------------------------------------
            Financial liabilities:
            Long-term debt (including amounts due within one year)/(e)/        $2,869        $3,198          $   106
            Preferred stock of subsidiary/(f)/                                    184           187               18
                                                                                -----         -----          -------
            Total                                                              $3,053        $3,385          $   124
            ---------------------------------------------------------------------------------------------------------

            /(a)/ Fair values of cash and cash equivalents, receivables, notes payable, accounts payable and accrued interest, approximate carrying value and are relatively insensitive to changes in interest rates due to the short-term maturity of the instruments. Accordingly, these instruments are excluded from the table.
            /(b)/ At December 31, 1997. For further discussion, see Note 26 to the Marathon Group Financial Statements.
            /(c)/ Reflects, by class of financial instrument, the estimated incremental effect of a hypothetical 10% decrease in interest rates at December 31, 1997, on the fair value of non-derivative financial instruments. For financial liabilities this assumes a 10% decrease in the weighted average yield to maturity of USX's long-term debt at December 31, 1997.
            /(d)/  For additional information, see Note 19 to the Marathon
                   Group Financial Statements.
            /(e)/ Fair value was based on market prices where available, or current borrowing rates for financings with similar terms and maturities. For additional information, see Note 11 to the Marathon Group Financial Statements.
            /(f)/ In 1994, USX Capital LLC, a wholly owned subsidiary of USX, sold 10,000,000 shares of 8-3/4% Cumulative Monthly Income Preferred Shares. For further discussion, see Note 25 to the Consolidated Financial Statements.

                   At December 31, 1997, USX's portfolio of long-term debt was comprised primarily of fixed-rate instruments. Therefore, the fair value of the portfolio is relatively sensitive to effects of interest rate fluctuations. This sensitivity is illustrated by the $106 million increase in the fair value of long-term debt assuming a hypothetical 10% decrease in interest rates. However, USX's sensitivity to interest rate declines and corresponding increases in the fair value of its debt portfolio would unfavorably affect USX's results and cash flows only to the extent that USX elected to repurchase or otherwise retire all or a portion of its fixed-rate debt portfolio at prices above carrying value.

            FOREIGN CURRENCY EXCHANGE RATE RISK

                   The Marathon Group is subject to the risk of price
            fluctuations related to anticipated revenues and operating costs, firm commitments for capital expenditures and existing assets or liabilities denominated in currencies other than U.S. dollars. USX has not generally used derivative instruments to manage this risk. However, USX has made limited use of forward currency contracts to manage exposure to certain currency price fluctuations. At December 31, 1997, a forward currency contract with a fair value of $10 million was outstanding. The Marathon Group's attributed portion of the contract was $9 million. This contract hedges exposure to currency price fluctuations relating to a Swiss franc debt obligation with a fair value of $69 million at December 31, 1997. The debt obligation and forward contract mature in 1998.

             Quantitative and Qualitative Disclosures
             About Market Risk CONTINUED


             EQUITY PRICE RISK

                The Marathon Group holds investments in common stock and
             warrants of certain third parties. The fair value of these investments ($17 million at December 31, 1997) has not been material.

             SAFE HARBOR

                The Marathon Group's quantitative and qualitative disclosures about market risk include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are accompanied by cautionary language identifying important factors (particularly the underlying assumptions and limitations disclosed in footnotes to the tables), though not necessarily all such factors, that could cause future outcomes to differ materially from those projected.

                Forward-looking statements with respect to management's opinion about risks associated with USX's use of derivative instruments, and projected increases in the size of the Marathon Group's hedge portfolio are based on certain assumptions with respect to market prices and industry supply of and demand for crude oil, refined products and certain raw materials. To the extent that these assumptions prove to be inaccurate, future outcomes with respect to the Marathon Group's hedging programs may differ materially from those discussed in the forward-looking statements.